Exhibit 99.1

Item 1.	Business

General

We are one of the world’s largest hotel and leisure companies. We conduct our hotel and leisure business both directly and through our subsidiaries. Our brand names include the following:

St. Regis® (luxury full-service hotels, resorts and residences) is for connoisseurs who desire the finest expressions of luxury. They provide flawless and bespoke service to high-end leisure and business travelers. St. Regis hotels are located in the ultimate locations within the world’s most desired destinations, important emerging markets and yet to be discovered paradises, and they typically have individual design characteristics to capture the distinctive personality of each location.

The Luxury Collection® (luxury full-service hotels and resorts) is a group of unique hotels and resorts offering exceptional service to an elite clientele. From legendary palaces and remote retreats to timeless modern classics, these remarkable hotels and resorts enable the most discerning traveler to collect a world of unique, authentic and enriching experiences indigenous to each destination that capture the sense of both luxury and place. They are distinguished by magnificent decor, spectacular settings and impeccable service.

W® (luxury and upscale full-service hotels, retreats and residences) is where iconic design and cutting-edge lifestyle set the stage for exclusive and extraordinary experiences. Each hotel and retreat is uniquely inspired by its destination, where innovative design is inspired by local influences and creates energizing spaces to play or work by day or mix and mingle out by night. Guests are invited into extraordinary environments that combine entertainment, vibrant lounges, modern guestrooms, and innovative cocktail culture and cuisine. The beats per minute increase as the day transitions to night, amplifying the scene in every W Living Room for guests to socialize and see and be seen. W Hotels Worldwide, a global design powerhouse brought to life through W Happenings, exclusive partnerships and the signature Whatever/Whenever® promises to grant its guests and local community alike access to What’s New/Next.

Westin® (luxury and upscale full-service hotels, resorts and residences) provides innovative programs and instinctive services which transform every aspect of a guest’s stay into a revitalizing experience. Indulge in a deliciously wholesome menu including exclusive SuperFoodsRx® dishes. Energize in the fitness studio with the industry-leading WestinWORKOUT®. Revive in the Heavenly® Bath where luxurious touches create a spa-like experience. And of course, experience truly restorative sleep in the world-renowned Heavenly® Bed—an oasis of lush sheets, down, and patented pillow-top mattress. Whether an epic city center location or refreshing resort destination, Westin ensures guests leave feeling better than when they arrived. Westin. For A Better You.

Le Méridien® (luxury and upscale full-service hotels, resorts and residences) is a Paris-born hotel brand, currently represented by approximately 100 properties in 43 countries worldwide. Le Méridien aims to target the creative mind: an audience inspired by creativity who are eager to learn something new and see things in a different light. A curated approach towards the arts connects Le Méridien with the creative mind in an authentic and credible way. A cultural curator was engaged, responsible for integrating the arts into the guest experience and identifying the appropriate creative talents, a family of cultural innovators, LM100 TM, to define and enrich the guest experience through their dedicated tailor-made creations. This esteemed group comprises of a global array of visionaries, from painters to photographers, musicians to designers and chefs. Le Méridien is more than a hotel, it’s a way of life that provides “A New Perspective”.

Sheraton® (luxury and upscale full-service hotels, resorts and residences) is our largest brand serving the needs of upscale business and leisure travelers worldwide. For over 75 years this full-service, iconic brand has welcomed guests, becoming a trusted friend to travelers and one of the world’s most recognized hotel brands. From being the first hotel brand to step into major international markets like China, to completely captivating entire destinations like Waikiki, Sheraton understands that travel is about bringing people together. In Sheraton lobbies you’ll find the Link@SheratonSM experienced with Microsoft. The Sheraton Club is a social space where guests indulge in the upside of everything. Sheraton Fitness programmed by Core Performance, our signature fitness program, brings guests together as they train and eat healthy on the road. Sheraton transcends lifestyles, generations and geographies and will continue to welcome generation after generation of world travelers as The World’s Gathering Place.

Four Points® (select-service hotels) delights the self-sufficient traveler with what is needed for greater comfort and productivity. Great Hotels. Great Rates. All at the honest value our guests deserve. Our guests start their day feeling energized and finish up relaxed, maybe even with one of our Best Brews (local craft beer). It’s the little indulgences that make their time away from home special.

Aloft® (select-service hotels) first opened in 2008. It will already be opening its 55th property in 2012. Aloft provides new heights: an oasis where you least expect it, a spirited neighborhood outpost, a haven at the side of the road. Bringing a cozy harmony of modern elements to the classic on-the-road tradition, Aloft offers a sassy, refreshing, ultra effortless alternative for both the business and leisure traveler. Fresh, fun, and fulfilling, Aloft is an experience to be discovered and rediscovered, destination after destination, as you ease on down the road. Style at a Steal.

Element(SM) (extended stay hotels), a brand introduced in 2006 with the first hotel opened in 2008, provides a modern, upscale and intuitively designed hotel experience that allows guests to live well and feel in control. Inspired by Westin, Element hotels promote balance through a thoughtful, upscale environment. Decidedly modern with an emphasis on nature, Element is intuitively constructed with an efficient use of space that encourages guests to stay connected, feel alive, and thrive while they are away. Primarily all Element hotels are LEED certified, depicting the importance of the environment in today’s world. Space to live your life.

Through our brands, we are well represented in most major markets around the world. Our operations are segregated into four reportable segments, of which three are related to hotel operations; (i) the Americas, (ii) Europe, Africa and the Middle East (“EAME”), and (iii) Asia Pacific and the fourth segment is vacation ownership and residential operations.

Our revenue and earnings are derived primarily from hotel operations, which include management and other fees earned from hotels we manage pursuant to management contracts, the receipt of franchise and other fees and the operation of our owned hotels.

Our hotel business emphasizes the global operation of hotels and resorts primarily in the luxury and upscale segment of the lodging industry. We seek to acquire interests in, or management or franchise rights with respect to properties in this segment. At December 31, 2011, our hotel portfolio included owned, leased, managed and franchised hotels totaling 1,076 hotels with approximately 315,300 rooms in approximately 100 countries, and is comprised of 59 hotels that we own or lease or in which we have a majority equity interest, 518 hotels managed by us on behalf of third-party owners (including entities in which we have a minority equity interest) and 499 hotels for which we receive franchise fees.

Our revenues and earnings are also derived from the development, ownership and operation of vacation ownership resorts, marketing and selling vacation ownership interests (“VOIs”) in the resorts and providing financing to customers who purchase such interests. Generally these resorts are marketed under the brand names described above. Additionally, our revenue and earnings are derived from the development, marketing and selling of residential units at mixed use hotel projects owned by us as well as fees earned from the marketing and selling of residential units at mixed use hotel projects developed by third-party owners of hotels operated under our brands. At December 31, 2011, we had 22 owned vacation ownership resorts and residential properties (including 13 stand-alone, eight mixed-use and one unconsolidated joint venture) in the United States, Mexico and the Bahamas.

Due to the global economic crisis and its impact on the long-term growth outlook for the timeshare industry, in 2009 we evaluated all of our existing vacation ownership projects, as well as land held for future vacation ownership projects. At that time, we decided not to initiate any new vacation ownership projects. We also decided not to develop certain vacation ownership sites and future phases of certain existing projects. As the economy and market conditions improved in 2011, we commenced construction on a future phase at one timeshare location where we had ceased development.

Our operations are in geographically diverse locations around the world. The following tables reflect our hotel and vacation ownership and residential properties by type of revenue source and geographical presence by major geographic area as of December 31, 2011:

	Number of Properties	Rooms
Managed and unconsolidated joint venture hotels	518	172,900
Franchised hotels	499	123,000
Owned hotels (a)	59	19,400
Vacation ownership resorts and stand-alone properties	13	7,000

Total properties	1,089	322,300

(a)	Includes wholly owned, majority owned and leased hotels.

	Number of Properties	Rooms
North America (and Caribbean)	565	179,600
Europe	161	39,000
Asia Pacific	210	66,900
Africa and the Middle East	84	21,600
Latin America	69	15,200

Total properties	1,089	322,300

We have implemented a strategy of reducing our investment in owned real estate and increasing our focus on the management and franchise business. In furtherance of this strategy, since 2006, we have sold 65 hotels for approximately $5.6 billion. As a result, our primary business objective is to maximize earnings and cash flow by increasing the number of our hotel management contracts and franchise agreements; selling VOIs; and investing in real estate assets where there is a strategic rationale for doing so, which may include selectively acquiring interests in additional assets and disposing of non-core hotels (including hotels where the return on invested capital is not adequate) and “trophy” assets that may be sold at significant premiums. We plan to meet these objectives by leveraging our global assets, broad customer base and other resources and by taking advantage of our scale to reduce costs. The implementation of our strategy and financial planning is impacted by the uncertainty relating to geopolitical and economic environments around the world and its consequent impact on travel.

The Corporation was incorporated in 1980 under the laws of Maryland. Sheraton Hotels & Resorts and Westin Hotels & Resorts, Starwood’s largest brands, have been serving guests for more than 60 years. Starwood Vacation Ownership (and its predecessor, Vistana, Inc.) has been selling VOIs for more than 20 years.

Our principal executive offices are located at One StarPoint, Stamford, Connecticut 06902, and our telephone number is (203) 964-6000.

For a full discussion of our revenues, profits, assets and reportable segments, see our consolidated financial statements of this Annual Report, including the notes thereto. For additional information concerning our business, see Item 2 Properties, of this Annual Report.

Competition

The hotel and timeshare industry is highly competitive. Competition is generally based on quality and consistency of room, restaurant and meeting facilities and services, attractiveness of locations, availability of a global distribution system, price, the ability to earn and redeem loyalty program points and other factors. Management believes that we compete favorably in these areas. Our properties compete with other hotels and resorts in their geographic markets, including facilities owned by local interests and facilities owned by national and international chains. Our principal competitors include other hotel operating companies, national and international hotel brands, and ownership companies (including hotel REITs).

We encounter strong competition as a hotel, resort, residential and vacation ownership operator. While some of our competitors are private management firms, several are large national and international chains that own and operate their own hotels, as well as manage hotels for third-party owners and sell VOIs, under a variety of brands that compete directly with our brands.

Intellectual Property

We operate in a highly competitive industry and our intellectual property, including brands, logos, trademarks, service marks, and trade dress is an important component of our business. The success of our business depends, in part, on the increase in awareness of our brands and our ability to further develop our brands globally through the use of our intellectual property. To that end, we apply to register, register and renew our intellectual property, enforce our rights against the unauthorized use of our intellectual property by third parties; and otherwise protect our intellectual property through strategies and in jurisdictions where we reasonably deem appropriate.

Environmental Matters

We are subject to certain requirements and potential liabilities under various foreign and U.S. federal, state and local environmental laws, ordinances and regulations (“Environmental Laws”). Under such laws, we could be held liable for the costs of removing or cleaning up hazardous or toxic substances at, on, under, or in our currently or formerly owned or operated properties. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of hazardous or toxic substances may adversely affect the owner’s ability to sell or rent such real property or to borrow using such real property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic wastes may be liable for the costs of removal or remediation of such wastes at the treatment, storage or disposal facility, regardless of whether such facility is owned or operated by such person. We use certain substances and generate certain wastes that may be deemed hazardous or toxic under applicable Environmental Laws, and we from time to time have incurred, and in the future may incur, costs related to cleaning up contamination resulting from historic uses of certain of our current or former properties or our treatment, storage or disposal of wastes at facilities owned by others. Other Environmental Laws govern occupational exposure to asbestos-containing materials (“ACMs”) and require abatement or removal of certain ACMs (limited quantities of which are present in various building materials such as spray-on insulation, floor coverings, ceiling coverings, tiles, decorative treatments and piping located at certain of our hotels) in the event of damage or demolition, or certain renovations or remodeling. Environmental Laws also regulate polychlorinated biphenyls (“PCBs”), which may be present in electrical equipment. A number of our hotels have underground storage tanks (“USTs”) and equipment containing chlorofluorocarbons (“CFCs”); the operation and subsequent removal or upgrading of certain USTs and the use of equipment containing CFCs also are regulated by Environmental Laws. In connection with our ownership, operation and management of our properties, we could be held liable for costs of remedial or other action with respect to PCBs, USTs or CFCs.

Congress and some states are considering or have undertaken actions to regulate and reduce greenhouse gas emissions. New or revised laws and regulations or new interpretations of existing laws and regulations, such as those related to climate change, could affect the operation of our hotels and/or result in significant additional expense and operating restrictions. The cost impact of such legislation, regulation, or new interpretations would depend upon the specific requirements enacted and cannot be determined at this time.

Environmental Laws are not the only source of environmental liability. Under common law, owners and operators of real property may face liability for personal injury or property damage because of various environmental conditions such as alleged exposure to hazardous or toxic substances (including, but not limited to, ACMs, PCBs and CFCs), poor indoor air quality, radon or poor drinking water quality.

Although we have incurred and expect to incur remediation and various environmental-related costs during the ordinary course of operations, management does not anticipate that such costs will have a material adverse effect on our operations or financial condition.

Seasonality and Diversification

The hotel industry is seasonal in nature; however, the periods during which our properties experience higher revenue activities vary from property to property and depend principally upon location. Generally, our revenues and operating income have been lower in the first quarter than in the second, third or fourth quarters.

Comparability of Owned Hotel Results

We continually update and renovate our owned, leased and consolidated joint venture hotels. While undergoing renovation, these hotels are generally not operating at full capacity and, as such, these renovations can negatively impact our owned hotel revenues and operating income. Other events, such as the occurrence of natural disasters may cause a full or partial closure or sale of a hotel, and such events can negatively impact our revenues and operating income. Finally, as we pursue our strategy of reducing our investment in owned real estate assets, the sale of such assets can significantly reduce our revenues and operating income from owned, leased and consolidated joint venture hotels.

Employees

At December 31, 2011, approximately 154,000 people were employed at our corporate offices, owned and managed hotels and vacation ownership resorts, of which approximately 31% were employed in the United States. At December 31, 2011, approximately 25% of the U.S.-based employees were covered by various collective bargaining agreements providing, generally, for basic pay rates, working hours, other conditions of employment and orderly settlement of labor disputes. Generally, labor relations have been maintained in a normal and satisfactory manner, and management believes that our employee relations are satisfactory.

Where You Can Find More Information

We file an annual report on a Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, a proxy statement and other information with the Securities and Exchange Commission (“SEC”). Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Our SEC filings are also available on our website at http://www.starwoodhotels.com/ corporate/investor_relations.html as soon as reasonably practicable after they are filed with or furnished to the SEC. You may also read and copy any document we file with the SEC at its public reference room located at 100 F Street, NE, in Washington, D.C. 20549 on official business days during the hours of 10 a.m. to 3 p.m. Please call the SEC at (800) SEC-0330 for further information. Our filings with the SEC are also available at the New York Stock Exchange. For more information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060. You may also obtain a copy of our filings free of charge by calling Investor Relations at (203) 351-3500.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Management’s Report on Internal Control over Financial Reporting

Management of Starwood Hotels & Resorts Worldwide, Inc. and its subsidiaries (“Company”) is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f) or 15(d)-15(f). Those rules define internal control over financial reporting as a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles (“GAAP”) and includes those policies and procedures that:

•	Pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company;

•

Provide reasonable assurance that the transactions are recorded as necessary to permit the preparation of financial statements in accordance with GAAP, and the receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and

•

Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate.

Our management assessed the effectiveness of the Company’s internal controls over financial reporting as of December 31, 2011. In making this assessment, the Company’s management used the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on assessment and those criteria, management believes that, as of December 31, 2011, the Company’s internal control over financial reporting is effective.

Management has engaged Ernst & Young LLP, the independent registered public accounting firm that audited the financial statements included in this Annual Report on Form 10-K, to attest to the Company’s internal control over financial reporting. The report is included herein.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Starwood Hotels & Resorts Worldwide, Inc.

We have audited Starwood Hotels & Resorts Worldwide, Inc.’s (the “Company”) internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). The Company’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011 based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of the Company as of December 31, 2011 and 2010 and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the three years in the period ended December 31, 2011 of the Company and our report dated February 17, 2012, except for Note 2, Note 4, Note 5, Note 7, Note 13 and Note 26, as to which the date is November 26, 2012, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

New York, New York

February 17, 2012

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Starwood Hotels & Resorts Worldwide, Inc.

We have audited the accompanying consolidated balance sheets of Starwood Hotels & Resorts Worldwide, Inc. (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the three years in the period ended December 31, 2011. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2011 and 2010, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 2 to the consolidated financial statements, the Company adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) No. 2009-16, Transfers and Servicing (Topic 860): Accounting for Transfers of Financial Assets (formerly Statement of Financial Accounting Standards (“SFAS”) No. 166), and ASU No. 2009-17, Consolidations (Topic 810): Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities (formerly SFAS No. 167) on January 1, 2010.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 17, 2012 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

New York, New York

February 17, 2012

except for Note 2, Note 4, Note 5, Note 7, Note 13 and Note 26, as to which the date is

November 26, 2012

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

CONSOLIDATED BALANCE SHEETS

(In millions, except share data)

	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$454	$753
Restricted cash	232	53
Accounts receivable, net of allowance for doubtful accounts of $46 and $45	569	513
Inventories	812	802
Securitized vacation ownership notes receivable, net of allowance for doubtful accounts of $10 and $10	64	59
Prepaid expenses and other	125	126
Deferred income taxes	278	315

Total current assets	2,534	2,621
Investments	259	312
Plant, property and equipment, net	3,270	3,323
Goodwill and intangible assets, net	2,057	2,067
Deferred income taxes	639	664
Other assets	355	381
Securitized vacation ownership notes receivable, net	446	408

	$9,560	$9,776

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current maturities of long-term debt	$3	$9
Accounts payable	144	138
Current maturities of long-term securitized vacation ownership debt	130	127
Accrued expenses	1,177	1,104
Accrued salaries, wages and benefits	375	410
Accrued taxes and other	163	377

Total current liabilities	1,992	2,165
Long-term debt	2,194	2,848
Long-term securitized vacation ownership debt	402	367
Deferred income taxes	46	24
Other liabilities	1,971	1,886

	6,605	7,290

Commitments and contingencies
Stockholders’ equity:
Common stock; $0.01 par value; authorized 1,000,000,000 shares; outstanding 195,913,400 and 192,970,437 shares at December 31, 2011 and 2010, respectively	2	2
Additional paid-in capital	963	805
Accumulated other comprehensive loss	(348)	(283)
Retained earnings	2,337	1,947

Total Starwood stockholders’ equity	2,954	2,471
Noncontrolling interest	1	15

Total equity	2,955	2,486

	$9,560	$9,776

The accompanying notes to financial statements are an integral part of the above statements.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per share data)

	Year Ended December 31,
	2011	2010	2009
Revenues
Owned, leased and consolidated joint venture hotels	$1,768	$1,704	$1,584
Vacation ownership and residential sales and services	703	538	523
Management fees, franchise fees and other income	814	712	658
Other revenues from managed and franchised properties	2,339	2,117	1,931

	5,624	5,071	4,696
Costs and Expenses
Owned, leased and consolidated joint venture hotels	1,449	1,395	1,315
Vacation ownership and residential	521	405	422
Selling, general, administrative and other	352	344	314
Restructuring, goodwill impairment and other special charges (credits), net	68	(75)	379
Depreciation	235	252	274
Amortization	30	33	35
Other expenses from managed and franchised properties	2,339	2,117	1,931

	4,994	4,471	4,670
Operating income	630	600	26
Equity earnings (losses) and gains and losses from unconsolidated ventures, net	11	10	(4)
Interest expense, net of interest income of $3, $2 and $3	(216)	(236)	(227)
Gain (loss) on asset dispositions and impairments, net	—	(39)	(91)

Income (loss) from continuing operations before taxes and noncontrolling interests	425	335	(296)
Income tax benefit (expense)	75	(27)	293

Income (loss) from continuing operations	500	308	(3)
Discontinued operations:
Income (loss) from operations, net of tax (benefit) expense of $0, $0 and $(2)	—	(1)	(2)
Gain (loss) on dispositions, net of tax (benefit) expense of $(5), $(166) and $(35)	(13)	168	76

Net income	487	475	71
Net (income) loss attributable to noncontrolling interests	2	2	2

Net income attributable to Starwood	$489	$477	$73

Earnings (Losses) Per Share — Basic
Continuing operations	$2.65	$1.70	$0.00
Discontinued operations	(0.07)	0.91	0.41

Net income	$2.58	$2.61	$0.41

Earnings (Losses) Per Share — Diluted
Continuing operations	$2.57	$1.63	$0.00
Discontinued operations	(0.06)	0.88	0.41

Net income	$2.51	$2.51	$0.41

Amounts attributable to Starwood’s Common Shareholders
Income (loss) from continuing operations	$502	$310	$(1)
Discontinued operations	(13)	167	74

Net income	$489	$477	$73

Weighted average number of shares	189	183	180

Weighted average number of shares assuming dilution	195	190	180

Dividends declared per share	$0.50	$0.30	$0.20

The accompanying notes to financial statements are an integral part of the above statements.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In millions)

	Year Ended December 31,
	2011	2010	2009
Net income	$487	$475	$71
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments	(48)	3	87
Reclassification of accumulated foreign currency translation adjustments on sold hotels	—	—	(13)
Defined benefit pension and postretirement benefit plans net gains (losses) arising during the year	(20)	(4)	10
Net curtailment and settlement gains	—	—	23
Amortization of actuarial gains and losses included in net periodic pension cost	1	1	5
Change in fair value of derivatives	1	(1)	—
Reclassification adjustments for losses (gains) included in net income	2	1	(6)
Change in fair value of investments	—	(1)	3

	(64)	(1)	109
Comprehensive income	423	474	180
Comprehensive (income) loss attributable to noncontrolling interests	2	2	2
Foreign currency translation adjustments attributable to noncontrolling interests	(1)	1	(1)

Comprehensive income attributable to Starwood	$424	$477	$181

The accompanying notes to financial statements are an integral part of the above statements.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

CONSOLIDATED STATEMENTS OF EQUITY

	Equity Attributable to Starwood Stockholders
				Accumulated		Equity
			Additional	Other		Attributable to
	Shares		Paid-in	Comprehensive	Retained	Noncontrolling
	Shares	Amount	Capital (1)	(Loss) Income (2)	Earnings	Interests	Total
	(in millions)
Balance at December 31, 2008	183	$2	$493	$(391)	$1,517	$23	$1,644
Net income (loss)	—	—	—	—	73	(2)	71
Stock option and restricted stock award transactions, net	4	—	54	—	—	—	54
ESPP stock issuances	—	—	5	—	—	—	5
Other comprehensive income (loss)	—	—	—	108	—	1	109
Dividends declared	—	—	—	—	(37)	(1)	(38)

Balance at December 31, 2009	187	2	552	(283)	1,553	21	1,845
Net income (loss)	—	—	—	—	477	(2)	475
Stock option and restricted stock award transactions, net	6	—	248	—	—	—	248
ESPP stock issuances	—	—	5	—	—	—	5
Impact of adoption of ASU No. 2009-17	—	—	—	—	(26)	—	(26)
Other comprehensive income (loss)	—	—	—	—	—	(1)	(1)
Dividends declared	—	—	—	—	(57)	(3)	(60)

Balance at December 31, 2010	193	2	805	(283)	1,947	15	2,486
Net income (loss)	—	—	—	—	489	(2)	487
Stock option and restricted stock award transactions, net	3	—	154	—	—	—	154
ESPP stock issuances	—	—	5	—	—	—	5
Other comprehensive income (loss)	—	—	—	(65)	—	1	(64)
Dividends declared	—	—	—	—	(99)	(1)	(100)
Sale of controlling interest	—	—	—	—	—	(13)	(13)
Other	—	—	(1)	—	—	1	—

Balance at December 31, 2011	196	$2	$963	$(348)	$2,337	$1	$2,955

(1)	Stock option and restricted stock award transactions are net of a tax (expense) benefit of $26 million, $28 million and $(18) million in 2011, 2010, and 2009 respectively.
(2)	As of December 31, 2011, this balance is comprised of $276 million of cumulative translation adjustments and $75 million of net unrecognized actuarial losses, partially offset by $3 million of unrecognized gains on forward contracts.

The accompanying notes to financial statements are an integral part of the above statements.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Year Ended December 31,
	2011	2010	2009
Operating Activities
Net income	$487	$475	$71
Adjustments to net income:
Discontinued operations:
(Gain) loss on dispositions, net	13	(168)	(76)
Depreciation and amortization	—	—	8
Other adjustments relating to discontinued operations	—	—	—
Stock-based compensation expense	75	72	53
Excess stock-based compensation tax benefit	(22)	(20)	—
Depreciation and amortization	265	285	309
Amortization of deferred loan costs	11	13	10
Non-cash portion of restructuring, goodwill impairment and other special charges (credits), net	—	(7)	332
Non-cash foreign currency (gains) losses, net	12	(39)	(6)
Amortization of deferred gains	(87)	(81)	(82)
Provision for doubtful accounts	31	55	72
Distributions in excess (deficit) of equity earnings	7	3	30
Gain on sale of VOI notes receivable	—	—	(24)
Loss (gain) on asset dispositions and impairments, net	—	39	91
Non-cash portion of income tax expense (benefit)	63	16	(260)
Changes in working capital:
Restricted cash	(27)	9	46
Accounts receivable	(45)	(22)	63
Inventories	(14)	(110)	(98)
Prepaid expenses and other	(15)	1	10
Accounts payable and accrued expenses	78	13	(44)
Accrued income taxes	(195)	200	(50)
Securitized VOI notes receivable activity, net	(45)	(29)	—
VOI notes receivable activity, net	12	1	167
Other, net	37	58	(51)

Cash (used for) from operating activities	641	764	571

Investing Activities
Purchases of plant, property and equipment	(385)	(227)	(196)
Proceeds from asset sales, net	290	148	310
Issuance of notes receivable	(10)	(1)	(4)
Collection of notes receivable, net	7	2	2
Acquisitions, net of acquired cash	(28)	(18)	—
Purchases of investments	(8)	(32)	(5)
Proceeds from investments	4	49	35
Other, net	(46)	8	(26)

Cash (used for) from investing activities	(176)	(71)	116

Financing Activities
Revolving credit facility and short-term borrowings (repayments), net	—	(114)	(102)
Long-term debt issued	47	3	726
Long-term debt repaid	(650)	(9)	(1,681)
Long-term securitized debt issued	200	280	—
Long-term securitized debt repaid	(162)	(224)	—
(Increase) decrease in restricted cash	(144)	—	—
Dividends paid	(99)	(93)	(165)
Proceeds from stock option exercises	70	141	2
Excess stock-based compensation tax benefit	22	20	—
Share repurchases	—	—	—
Other, net	(39)	(30)	227

Cash (used for) from financing activities	(755)	(26)	(993)

Exchange rate effect on cash and cash equivalents	(9)	(1)	4

Increase (decrease) in cash and cash equivalents	(299)	666	(302)
Cash and cash equivalents — beginning of period	753	87	389

Cash and cash equivalents — end of period	$454	$753	$87

Supplemental Disclosures of Cash Flow Information
Cash paid (received) during the period for:
Interest	$204	$244	$214

Income taxes, net of refunds	$56	$(171)	$12

Non-cash acquisition of Hotel Imperial	$57	$—	$—

The accompanying notes to financial statements are an integral part of the above statements.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

NOTES TO FINANCIAL STATEMENTS

Note 1. Basis of Presentation

The accompanying consolidated financial statements represent the consolidated financial position and consolidated results of operations of Starwood Hotels & Resorts Worldwide, Inc. and its subsidiaries (the “Company”). The Company is one of the world’s largest hotel and leisure companies. The Company’s principal business is hotels and leisure, which is comprised of a worldwide hospitality network of 1,089 full-service hotels, vacation ownership resorts and residential developments primarily serving two markets: luxury and upscale. The principal operations of Starwood Vacation Ownership, Inc. (“SVO”) include the development and operation of vacation ownership resorts; and marketing, selling and financing vacation ownership interests (“VOIs”) in the resorts.

The consolidated financial statements include assets, liabilities, revenues and expenses of the Company and all of its controlled subsidiaries and partnerships. In consolidating, all material intercompany transactions are eliminated. We have evaluated all subsequent events through the date the consolidated financial statements were filed.

In accordance with the guidance for noncontrolling interests in Accounting Standards Codification (“ASC”) 810, Consolidation, references in this report to our earnings per share, net income, and shareholders’ equity attributable to Starwood’s common shareholders do not include amounts attributable to noncontrolling interests.

Note 2. Significant Accounting Policies

Cash and Cash Equivalents. The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Restricted Cash. The majority of the Company’s restricted cash relates to cash used as collateral to reduce fees on letters of credit. Restricted cash also consists of deposits received on sales of VOIs and residential properties that are held in escrow until a certificate of occupancy is obtained, the legal rescission period has expired and the deed of trust has been recorded in governmental property ownership records. At December 31, 2011 and 2010, the Company had short-term restricted cash balances of $232 million and $53 million, respectively.

Inventories. Inventories are comprised principally of VOIs of $261 million and $307 million as of December 31, 2011 and 2010, respectively, residential inventory of $521 million and $462 million at December 31, 2011 and 2010, respectively, and hotel inventory. VOI and residential inventory is carried at the lower of cost or net realizable value and includes $37 million, $29 million and $31 million of capitalized interest incurred in 2011, 2010 and 2009, respectively. Hotel inventory includes operating supplies and food and beverage inventory items which are generally valued at the lower of FIFO cost (first-in, first-out) or market.

Loan Loss Reserves. For the vacation ownership and residential segment, the Company records an estimate of expected uncollectibility on its VOI notes receivable as a reduction of revenue at the time it recognizes a timeshare sale. The Company holds large amounts of homogeneous VOI notes receivable and therefore assesses uncollectibility based on pools of receivables. In estimating loan loss reserves, the Company uses a technique referred to as static pool analysis, which tracks defaults for each year’s mortgage originations over the life of the respective notes and projects an estimated default rate. As of December 31, 2011, the average estimated default rate for the Company’s pools of receivables was 9.9%.

The primary credit quality indicator used by the Company to calculate the loan loss reserve for the vacation ownership notes is the origination of the notes by brand (Sheraton, Westin, and Other) as the Company believes there is a relationship between the default behavior of borrowers and the brand associated with the vacation ownership property they have acquired. In addition to quantitatively calculating the loan loss reserve based on its static pool analysis, the Company supplements the process by evaluating certain qualitative data, including the aging of the respective receivables, current default trends by brand and origination year, and the Fair Isaac Corporation (“FICO”) scores of the buyers.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

NOTES TO FINANCIAL STATEMENTS

Given the significance of the Company’s respective pools of VOI notes receivable, a change in the projected default rate can have a significant impact to its loan loss reserve requirements, with a 0.1% change estimated to have an impact of approximately $4 million.

The Company considers a VOI note receivable delinquent when it is more than 30 days outstanding. All delinquent loans are placed on nonaccrual status and the Company does not resume interest accrual until payment is made. Upon reaching 120 days outstanding, the loan is considered to be in default and the Company commences the repossession process. Uncollectible VOI notes receivable are charged off when title to the unit is returned to the Company. The Company generally does not modify vacation ownership notes that become delinquent or upon default.

For the hotel segments, the Company measures the impairment of a loan based on the present value of expected future cash flows, discounted at the loan’s original effective interest rate, or the estimated fair value of the collateral. For impaired loans, the Company establishes a specific impairment reserve for the difference between the recorded investment in the loan and the present value of the expected future cash flows or the estimated fair value of the collateral. The Company applies the loan impairment policy individually to all loans in the portfolio and does not aggregate loans for the purpose of applying such policy. For loans that the Company has determined to be impaired, the Company recognizes interest income on a cash basis.

Assets Held for Sale. The Company considers properties to be assets held for sale when management approves and commits to a formal plan to actively market a property or group of properties for sale and a signed sales contract and significant non-refundable deposit or contract break-up fee exist. Upon designation as an asset held for sale, the Company records the carrying value of each property or group of properties at the lower of its carrying value which includes allocable segment goodwill or its estimated fair value, less estimated costs to sell, and the Company stops recording depreciation expense. Any gain realized in connection with the sale of a property for which the Company has significant continuing involvement (such as through a long-term management agreement) is deferred and recognized over the initial term of the related agreement (See Note 12). The operations of the properties held for sale prior to the sale date, if material, are recorded in discontinued operations unless the Company will have continuing involvement (such as through a management or franchise agreement) after the sale.

Investments. Investments in joint ventures are generally accounted for under the equity method of accounting when the Company has a 20% to 50% ownership interest or exercises significant influence over the venture. If the Company’s interest exceeds 50% or, if the Company has the power to direct the economic activities of the entity and the obligation to absorb losses, the results of the joint venture are consolidated herein. All other investments are generally accounted for under the cost method.

The fair market value of investments is based on the market prices for the last day of the period if the investment trades on quoted exchanges. For non-traded investments, fair value is estimated based on the underlying value of the investment, which is dependent on the performance of the investment as well as the volatility inherent in external markets for these types of investments. In assessing potential impairment for these investments, the Company will consider these factors as well as forecasted financial performance of its investment. If these forecasts are not met, the Company may have to record impairment charges.

Plant, Property and Equipment. Plant, property and equipment, including capitalized interest of $5 million, $2 million and $2 million incurred in 2011, 2010 and 2009, respectively, applicable to major project expenditures are recorded at cost. The cost of improvements that extend the life of plant, property and equipment are capitalized. These capitalized costs may include structural improvements, equipment and fixtures. Costs for normal repairs and maintenance are expensed as incurred. Depreciation is recorded on a straight-line basis over the estimated useful economic lives of 15 to 40 years for buildings and improvements; 3 to 10 years for furniture, fixtures and equipment; 3 to 20 years for information technology software and equipment; and the lesser of the lease term or the economic useful life for leasehold improvements. Gains or losses on the sale or retirement of assets are included in income when the assets are retired or sold provided there is reasonable assurance of the collectability of the sales price and any future activities to be performed by the Company relating to the assets sold are insignificant.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

NOTES TO FINANCIAL STATEMENTS

The Company evaluates the carrying value of its assets for impairment. For assets in use when the trigger events specified in ASC 360, Property Plant, and Equipment occur, the expected undiscounted future cash flows of the assets are compared to the net book value of the assets. If the expected undiscounted future cash flows are less than the net book value of the assets, the excess of the net book value over the estimated fair value is charged to current earnings. Fair value is based upon discounted cash flows of the assets at rates deemed reasonable for the type of asset and prevailing market conditions, comparative sales for similar assets, appraisals and, if appropriate, current estimated net sales proceeds from pending offers.

Goodwill and Intangible Assets. Goodwill and intangible assets arise in connection with acquisitions, including the acquisition of management contracts. The Company does not amortize goodwill and intangible assets with indefinite lives. Intangible assets with finite lives are amortized on a straight-line basis over their respective useful lives. The Company reviews all goodwill and intangible assets for impairment annually, or upon the occurrence of a trigger event. Impairment charges, if any, are recognized in operating results.

Frequent Guest Program. Starwood Preferred Guest® (“SPG”) is the Company’s frequent guest incentive marketing program. SPG members earn points based on spending at the Company’s owned, managed and franchised hotels, as incentives to first-time buyers of VOIs and residences, and through participation in affiliated partners’ programs such as co-branded credit cards. Points can be redeemed at substantially all of the Company’s owned, leased, managed and franchised hotels as well as through other redemption opportunities with third parties, such as conversion to airline miles.

The Company charges its owned, managed and franchised hotels the cost of operating the SPG program, including the estimated cost of its future redemption obligation, based on a percentage of its SPG members qualified expenditures. The Company’s management and franchise agreements require that the Company be reimbursed for the costs of operating the SPG program, including marketing, promotions and communications, and performing member services for the SPG members. As points are earned, the Company increases the SPG point liability for the amount of cash it receives from its managed and franchised hotels related to the future redemption obligation. For its owned hotels the Company records an expense for the amount of its future redemption obligation with the offset to the SPG point liability. When points are redeemed by the SPG members, the hotels recognize revenue and the SPG point liability is reduced.

The Company, through the services of third-party actuarial analysts, determines the value of the future redemption obligation based on statistical formulas which project the timing of future point redemptions based on historical experience, including an estimate of the “breakage” for points that will never be redeemed, and an estimate of the points that will eventually be redeemed as well as the cost of reimbursing hotels and other third-parties in respect of other redemption opportunities for point redemptions.

The Company consolidates the assets and liabilities of the SPG program including the liability associated with the future redemption obligation which is included in other long-term liabilities and accrued expenses in the accompanying consolidated balance sheets. The total actuarially determined liability (see Note 17), as of December 31, 2011 and 2010, is $844 million and $753 million, respectively, of which $251 million and $225 million, respectively, is included in accrued expenses.

Legal Contingencies. The Company is subject to various legal proceedings and claims, the outcomes of which are subject to significant uncertainty. ASC 450, Contingencies requires that an estimated loss from a loss contingency be accrued with a corresponding charge to income if it is probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated. Disclosure of a contingency is required if there is at least a reasonable possibility that a loss has been incurred. The Company evaluates, among other factors, the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss. Changes in these factors could materially impact the Company’s financial position or its results of operations.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

NOTES TO FINANCIAL STATEMENTS

Fair Value of Financial Instruments. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The following hierarchy prioritizes the inputs to valuation methodologies used to measure fair value as follows;

•	Level 1 – Quoted prices in active markets for identical assets or liabilities.

•

Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Derivative Financial Instruments. The Company periodically enters into interest rate swap agreements, based on market conditions, to manage interest rate exposure. The net settlements paid or received under these agreements are accrued consistent with the terms of the agreements and are recognized in interest expense over the term of the related debt.

The Company enters into forward contracts to manage exposure to foreign currency fluctuations. All foreign currency hedging instruments have an inverse correlation to the hedged assets or liabilities. Changes in the fair value of the derivative instruments are classified in the same manner as the classification of the changes in the underlying assets or liabilities due to fluctuations in foreign currency exchange rates. These forward contracts do not qualify as hedges.

The Company periodically enters into forward contracts to manage foreign exchange risk based on market conditions. The Company enters into forward contracts to hedge fluctuations in forecasted transactions based on foreign currencies that are billed in United States dollars. These forward contracts have been designated as cash flow hedges, and their change in fair value is recorded as a component of other comprehensive income. As a forecasted transaction occurs, the gain or loss is reclassified from other comprehensive income to management fees, franchise fees and other income.

The Company does not enter into derivative financial instruments for trading or speculative purposes and monitors the financial stability and credit standing of its counterparties.

Foreign Currency Translation. Balance sheet accounts are translated at the exchange rates in effect at each period end and income and expense accounts are translated at the average rates of exchange prevailing during the year. The national currencies of foreign operations are generally the functional currencies. Gains and losses from foreign exchange and the effect of exchange rate changes on intercompany transactions of a long-term investment nature are generally included in other comprehensive income. Gains and losses from foreign exchange rate changes related to intercompany receivables and payables that are not of a long-term investment nature are reported currently in costs and expenses and amounted to a net loss of $12 million in 2011, a net gain of $39 million in 2010 and a net gain of $6 million in 2009.

Income Taxes. The Company provides for income taxes in accordance with principles contained in ASC 740, Income Taxes. Under these principles, the Company recognizes the amount of income tax payable or refundable for the current year and deferred tax assets and liabilities for the future tax consequences of events that have been recognized in its financial statements or tax returns.

Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period when the new rate is enacted. Deferred tax assets are evaluated for future realization and reduced by a valuation allowance to the extent the Company believes a portion will not be realized. The Company considers many factors when assessing the likelihood of future realization of its deferred tax assets, including its recent cumulative earnings experience and expectations of future taxable income by taxing jurisdiction, the carry-forward periods available to us for tax reporting purposes and tax attributes.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

NOTES TO FINANCIAL STATEMENTS

The Company measures and recognizes the amount of tax benefit that should be recorded for financial statement purposes for uncertain tax positions taken or expected to be taken in a tax return. With respect to uncertain tax positions, the Company evaluates the recognized tax benefits for derecognition, classification, interest and penalties, interim period accounting and disclosure requirements. Judgment is required in assessing the future tax consequences of events that have been recognized in its financial statements or tax returns.

Stock-Based Compensation. The Company calculates the fair value of share-based awards on the date of grant. Restricted stock awards are valued based on the share price. The Company has determined that a lattice valuation model would provide a better estimate of the fair value of options granted under its long-term incentive plans than a Black-Scholes model. The lattice valuation option pricing model requires the Company to estimate key assumptions such as expected life, volatility, risk-free interest rates and dividend yield to determine the fair value of share-based awards, based on both historical information and management decision regarding market factors and trends. The Company amortizes the share-based compensation expense over the period that the awards are expected to vest, net of estimated forfeitures. If the actual forfeitures differ from management estimates, additional adjustments to compensation expense are recorded. Please refer to Note 22, Stock-Based Compensation.

Revenue Recognition. The Company’s revenues are primarily derived from the following sources: (1) hotel and resort revenues at the Company’s owned, leased and consolidated joint venture properties; (2) vacation ownership and residential revenues; (3) management and franchise revenues; (4) revenues from managed and franchised properties; and (5) other revenues which are ancillary to the Company’s operations. Generally, revenues are recognized when the services have been rendered. Taxes collected from customers and submitted to taxing authorities are not recorded in revenue. The following is a description of the composition of revenues for the Company:

•

Owned, Leased and Consolidated Joint Ventures — Represents revenue primarily derived from hotel operations, including the rental of rooms and food and beverage sales, from owned, leased or consolidated joint venture hotels and resorts. Revenue is recognized when rooms are occupied and services have been rendered.

•

Vacation Ownership and Residential — The Company recognizes sales of vacation ownership interests when the buyer has demonstrated a sufficient level of initial and continuing investment, the period of cancellation with refund has expired and receivables are deemed collectible. For sales that do not qualify for full revenue recognition as the project has progressed beyond the preliminary stages but has not yet reached completion, all revenue and profit are initially deferred and recognized in earnings through the percentage-of-completion method. The Company has also entered into licensing agreements with third-party developers to offer consumers branded condominiums or residences. The fees from these arrangements are generally based on the gross sales revenue of the units sold. Residential fee revenue is recorded in the period that a purchase and sales agreement exists, delivery of services and obligations has occurred, the fee to the owner is deemed fixed and determinable and collectability of the fees is reasonably assured. Residential revenue on whole ownership units is generally recorded using the completed contract method, whereby revenue is recognized only when a sales contract is completed or substantially completed. During the performance period, costs and deposits are recorded on the balance sheet.

•

Management and Franchise Fees — Represents fees earned on hotels managed worldwide, usually under long-term contracts, franchise fees received in connection with the franchise of the Company’s Sheraton, Westin, Four Points by Sheraton, Le Méridien, St. Regis, W, Luxury Collection, Aloft and Element brand names, termination fees and the amortization of deferred gains related to sold properties for which the Company has significant continuing involvement. Management fees are comprised of a base fee, which is generally based on a percentage of gross revenues, and an incentive fee, which is generally based on the property’s profitability. Base fee revenues are recognized when earned in accordance with the terms of the contract. For any time during the year, when the provisions of the management contracts allow receipt of

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

NOTES TO FINANCIAL STATEMENTS

incentive fees upon termination, incentive fees are recognized for the fees due and earned as if the contract was terminated at that date, exclusive of any termination fees due or payable. Franchise fees are generally based on a percentage of hotel room revenues and are recognized as the fees are earned and become due from the franchisee.

•

Other Revenues from Managed and Franchised Properties — These revenues represent reimbursements of costs incurred on behalf of managed hotel properties and franchisees. These costs relate primarily to payroll costs at managed properties where the Company is the employer. Since the reimbursements are made based upon the costs incurred with no added margin, these revenues and corresponding expenses have no effect on the Company’s operating income or net income.

Insurance Retention. Through its captive insurance company, the Company provides insurance coverage for workers’ compensation, property and general liability claims arising at hotel properties owned or managed by the Company through policies written directly and through reinsurance arrangements. Estimated insurance claims payable represent expected settlement of outstanding claims and a provision for claims that have been incurred but not reported. These estimates are based on the Company’s assessment of potential liability using an analysis of available information including pending claims, historical experience and current cost trends. The amount of the ultimate liability may vary from these estimates. Estimated costs of these self-insurance programs are accrued, based on the analysis of third-party actuaries.

Costs Incurred to Sell VOIs. The Company capitalizes direct costs attributable to the sale of VOIs until the sales are recognized. Selling and marketing costs capitalized under this methodology were approximately $4 million and $3 million as of December 31, 2011 and 2010, respectively, and all such capitalized costs are included in prepaid expenses and other assets in the accompanying consolidated balance sheets. Costs eligible for capitalization follow the guidelines of ASC 978, Real Estate – Time Sharing Activities. If a contract is cancelled, the Company charges the unrecoverable direct selling and marketing costs to expense and records forfeited deposits as income.

VOI and Residential Inventory Costs. Real estate and development costs are valued at the lower of cost or net realizable value. Development costs include both hard and soft construction costs and together with real estate costs are allocated to VOIs and residential units on the relative sales value method. Interest, property taxes and certain other carrying costs incurred during the construction process are capitalized as incurred. Such costs associated with completed VOI and residential units are expensed as incurred.

Advertising Costs. The Company enters into multi-media advertising campaigns, including television, radio, internet and print advertisements. Costs associated with these campaigns, including communication and production costs, are aggregated and expensed the first time that the advertising takes place. If it becomes apparent that the media campaign will not take place, all costs are expensed at that time. During the years ended December 31, 2011, 2010 and 2009, the Company incurred approximately $149 million, $132 million and $118 million of advertising expense, respectively, a significant portion of which was reimbursed by managed and franchised hotels.

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications. Certain reclassifications have been made to the prior years’ financial statements to conform to the current year presentation.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

NOTES TO FINANCIAL STATEMENTS

Impact of Recently Issued Accounting Standards.

Adopted Accounting Standards

In September 2011, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2011-08, “Intangibles-Goodwill and Other (Topic 350): Testing Goodwill for Impairment”. This topic permits an entity to assess qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount as a basis to determine whether an additional impairment test is necessary. This topic is for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011 with early adoption allowed. The Company early adopted this topic during the fourth quarter of 2011 in conjunction with its annual impairment testing (see Note 7).

In September 2011, the FASB issued ASU No. 2011-09, “Compensation-Retirement Benefits-Multiemployer Plans (Subtopic 715-80): Disclosures about an Employer’s Participation in a Multiemployer Plan”. This subtopic addresses concerns from users of financial statements on the lack of transparency about an employer’s participation in a multiemployer pension plan. The disclosures also will indicate the financial health of all of the significant plans in which the employer participates and assist a financial statement user to access additional information that is available outside of the financial statements. The subtopic is effective for annual reporting periods ending after December 15, 2011. The Company adopted this topic as of December 31, 2011 (see Note 19).

In July 2010, the FASB issued ASU No. 2010-20, “Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses.” This topic requires disclosures of financing receivables and allowance for credit losses on a disaggregated basis. The balance sheet related disclosures are required beginning at December 31, 2010 and the statements of income disclosures are required, beginning for the three months ended March 31, 2011. The Company adopted this topic on December 31, 2010 (see Note 10).

In June 2009, the FASB issued ASU No. 2009-16, “Transfers and Servicing (Topic 860): Accounting for Transfers of Financial Assets” (formerly Statement of Financial Accounting Standards (“SFAS”) No. 166), and ASU No. 2009-17, “Consolidations (Topic 810): Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities” (formerly SFAS No. 167).

ASU No. 2009-16 amended the accounting for transfers of financial assets. Under ASU No. 2009-16, the qualifying special purpose entities (“QSPEs”) used in the Company’s securitization transactions are no longer exempt from consolidation. ASU No. 2009-17 prescribes an ongoing assessment of the Company’s involvement in the activities of the QSPEs and the Company’s rights or obligations to receive benefits or absorb losses of the trusts that could be potentially significant in order to determine whether those variable interest entities (“VIEs”) will be required to be consolidated in the Company’s financial statements. In accordance with ASU No. 2009-17, the Company concluded it is the primary beneficiary of the QSPEs and accordingly, the Company began consolidating the QSPEs on January 1, 2010 (see Note 9). Using the carrying amounts of the assets and liabilities of the QSPEs as prescribed by ASU No. 2009-17 and any corresponding elimination of activity between the QSPEs and the Company resulting from the consolidation on January 1, 2010, the Company recorded a $417 million increase in total assets, a $444 million increase in total liabilities, a $26 million (net of tax) decrease in beginning retained earnings and a $1 million decrease to stockholders equity. The Company has additional VIEs whereby the Company was determined not to be the primary beneficiary (see Note 25).

Beginning January 1, 2010, the Company’s statements of income no longer reflect activity related to its Retained Interests, but instead reflects activity related to its securitized vacation ownership notes receivable and the corresponding securitized debt, including interest income, loan loss provisions, and interest expense. Interest income and loan loss provisions associated with the securitized vacation ownership notes receivable are included in the vacation ownership and residential sales and services line item. The cash flows from borrowings and repayments associated with the securitized vacation ownership debt are now presented as cash flows from financing activities. The Company does not expect to recognize gains or losses from future securitizations as a result of the adoption of this new guidance.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

NOTES TO FINANCIAL STATEMENTS

While the year ended December 31, 2011 and 2010 have been accounted for under the new accounting standards, these years are not comparable to 2009 amounts, particularly with regards to vacation ownership and residential sales and services and interest expense.

In October 2009, the FASB issued ASU 2009-13 which supersedes certain guidance in ASC 605-25, Revenue Recognition – Multiple Element Arrangements. This topic requires an entity to allocate arrangement consideration at the inception of an arrangement to all of its deliverables based on their relative selling prices. This topic is effective for annual reporting periods beginning after June 15, 2010. The Company adopted this topic on January 1, 2011 and it did not have a material impact on its consolidated financial statements.

Note 3. Earnings (Losses) per Share

The following is a reconciliation of basic earnings (losses) per share to diluted earnings (losses) per share for income (losses) from continuing operations attributable to Starwood’s common shareholders (in millions, except per share data):

	Year Ended December 31,
	2011			2010			2009
	Earnings	Shares	Per Share	Earnings	Shares	Per Share	Earnings (Losses)	Shares	Per Share
Basic earnings (losses) from continuing operations attributable to Starwood’s common shareholders	$502	189	$2.65	$310	183	$1.70	$(1)	180	$0.00
Effect of dilutive securities:
Employee options and restricted stock awards	—	6		—	7		—	—

Diluted earnings (losses) from continuing operations attributable to Starwood’s common shareholders	$502	195	$2.57	$310	190	$1.63	$(1)	180	$0.00

Approximately 1 million shares, 5 million shares and 12 million shares were excluded from the computation of diluted shares in 2011, 2010 and 2009, respectively, as their impact would have been anti-dilutive.

Note 4. Significant Acquisitions

During the year ended December 31, 2011, the Company executed a transaction with its former partner in a joint venture that owned three luxury hotels in Austria. In connection with the transaction, the Company acquired substantially the entire interest in two of the hotels in exchange for its interest in the third hotel and a cash payment, by the Company, of approximately $27 million. The Company previously held a 47.4% ownership interest in the hotels. In accordance with ASC 805, Business Combinations, the Company accounted for this transaction as a step acquisition, remeasured its previously held investment to fair value and recorded the approximately $50 million difference between fair value and its carrying value to the gain (loss) on asset dispositions and impairments, net, line item. The fair values of the assets and liabilities acquired have been recorded in the Company’s consolidated balance sheet, including the resulting goodwill of approximately $26 million. The Company entered into a long-term management contract for the hotel in which it exchanged its minority ownership interest and recorded a deferred gain of approximately $30 million in connection with this exchange.

During the year ended December 31, 2010, the Company paid approximately $23 million to acquire a controlling interest in a joint venture, in the Americas, in which it had previously held a non-controlling interest. The primary business of the joint venture is to develop, license and manage restaurant concepts. The acquisition took place after one of the Company’s former partners exercised its right to put its interest to the Company in accordance with the terms of the joint venture agreement. In accordance with ASC 805, Business Combinations, the Company accounted for this transaction as a step acquisition, remeasured its previously held investment to fair value

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

NOTES TO FINANCIAL STATEMENTS

and recorded the approximately $5 million difference between fair value and its carrying value to the gain (loss) on asset dispositions and impairments, net, line item. The fair values of the assets and liabilities acquired were recorded in Starwood’s consolidated balance sheet, including the resulting goodwill of approximately $26 million. The results of operations going forward from the acquisition date have been included in the Company’s consolidated statements of income.

Note 5. Asset Dispositions and Impairments

During the year ended December 31, 2011, the Company sold two wholly-owned hotels for cash proceeds of approximately $237 million. These hotels were sold subject to long-term management agreements, and the Company recorded deferred gains of approximately $66 million relating to the sales. Also during the year ended December 31, 2011 the Company sold its interest in a consolidated joint venture for cash proceeds of approximately $44 million, with the buyer assuming $57 million of the Company’s debt (see Note 15). The Company recognized a pretax loss of $18 million in discontinued operations as a result of the sale (see Note 18).

Additionally, during the year ended December 31, 2011, the Company recorded an impairment charge of $31 million to write-off its noncontrolling interest in a joint venture that owns a hotel in Tokyo, Japan, a $16 million loss due to the impairment of fixed assets that were written down in connection with significant renovations and related asset retirements at two properties, and losses relating to the impairment of six hotels whose carrying value exceeded their fair value. These amounts were partially offset by a $50 million gain as a result of remeasuring the fair value of its previously held noncontrolling interest in two hotels in which it obtained a controlling interest (see Note 4).

During the year ended December 31, 2010, the Company recorded a net loss on dispositions of approximately $39 million, primarily related to a $53 million loss on the sale of one wholly-owned hotel subject to a long-term management contract, a $4 million impairment of fixed assets that are being retired in connection with a significant renovation of a wholly-owned hotel, and a $2 million impairment on one hotel whose carrying value exceeded its fair value. These charges were partially offset by a gain of $14 million from insurance proceeds received for a claim at a wholly-owned hotel that suffered damage from a storm in 2008, a $5 million gain as a result of an acquisition of a controlling interest in a joint venture in which we previously held a non-controlling interest (see Note 4) and a $4 million gain from the sale of non-hotel assets.

During the year ended December 31, 2009, the Company recorded impairment charges of $41 million relating to the impairment of six hotels. Also during 2009, as a result of market conditions at the time and the impact on the timeshare industry, the Company reviewed the fair value of its economic interests in securitized VOI notes receivable and concluded these interests were impaired. The fair value of the Company’s investment in these retained interests was determined by estimating the net present value of the expected future cash flows, based on expected default and prepayment rates resulting in an impairment charge of $22 million. Additionally, the Company recorded losses of $18 million, primarily related to impairments of hotel management contracts, certain technology-related fixed assets and an investment in which the Company holds a minority interest.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

NOTES TO FINANCIAL STATEMENTS

During the years ended December 31, 2011, 2010 and 2009, the Company reviewed the recoverability of its carrying values of its owned hotels and determined that certain hotels were impaired, as discussed above. The fair values of the hotels were estimated by using discounted cash flows, comparative sales for similar assets and recent letters of intent to sell certain assets. Impairment charges included above totaling $7 million, $2 million and $41 million, relating to six, one and six hotels, respectively, were recorded in the years ended December 31, 2011, 2010 and 2009, respectively, and to the following segment asset groups (in millions):

	Year Ended December 31,
	2011	2010	2009
Americas	$5	$2	$37
EAME	2	—	4

Total	$7	$2	$41

Note 6. Plant, Property and Equipment

Plant, property and equipment consisted of the following (in millions):

	December 31,
	2011	2010
Land and improvements	$614	$600
Buildings and improvements	3,066	3,300
Furniture, fixtures and equipment	1,859	1,901
Construction work in process	244	170

	5,783	5,971
Less accumulated depreciation and amortization	(2,513)	(2,648)

	$3,270	$3,323

The above balances include unamortized capitalized computer software costs of $155 million and $132 million at December 31, 2011 and 2010 respectively. Amortization of capitalized computer software costs was $32 million, $36 million and $36 million for the years ended December 31, 2011, 2010 and 2009, respectively.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

NOTES TO FINANCIAL STATEMENTS

Note 7. Goodwill and Intangible Assets

The changes in the carrying amount of goodwill for the years ended December 31, 2011 and 2010 is as follows (in millions):

	Americas Segment	EAME Segment	Asia Pacific Segment	Vacation Ownership and Residential Segment	Total
Balance at January 1, 2010	$807	$242	$283	$151	$1,483
Acquisitions	26	—	—	—	26
Currency translation adjustment	—	(8)	—	—	(8)
Asset dispositions	(10)	—	—	—	(10)
Other	—	8	—	—	8

Balance at December 31, 2010	$823	$242	$283	$151	$1,499

Balance at January 1, 2011	$823	$242	$283	$151	$1,499
Acquisitions	—	26	—	—	26
Currency translation adjustment	—	(11)	—	—	(11)
Asset dispositions	(33)	—	—	—	(33)
Other	—	(1)	—	—	(1)

Balance at December 31, 2011	$790	$256	$283	$151	$1,480

On July 1, 2012, the Company changed its reportable segments and has reclassified the above table to be consistent with its new reportable segments (see Note 26).

In 2011, the Company early adopted ASU 2011-08 (the “Topic”) to consider impairment for its two reporting units, hotel and vacation ownership. The Topic allows companies to perform a qualitative assessment of goodwill, to determine if the two-step goodwill impairment test is necessary. The determination depends on whether it is more likely than not that the fair value of a reporting unit is greater than the carrying amount. The Company concluded that the two-step goodwill impairment test is not required for either the hotel or vacation ownership reporting unit. The vacation ownership reporting unit results reflected a 30%, or $237 million, excess of fair value over book value in step 1 of the 2010 impairment test. The Company considered the fact that the 2011 results for the vacation ownership business exceeded expectations and evaluated other factors, such as discount rates and market rates of return for the business, all of which indicate an excess of fair value over book value. Based on this evaluation of internal and external qualitative factors, the Company concluded the two-step goodwill impairment test is not required for the vacation ownership reporting unit.

The Company considered similar factors for the hotel business. In the hotel reporting unit, results reflected a 135%, or $8.6 billion, excess of fair value over book value in step one of the 2010 impairment test. The internal and external factors affecting this business indicate that the fair value of the hotel reporting unit continues to significantly exceed its carrying value and therefore, the Company concluded the two-step goodwill impairment test is not required for the hotel reporting unit.

Prior to the adoption of the Topic in 2011, the Company performed its annual goodwill impairment test as of October 31, 2010 for its hotel and vacation ownership reporting units and determined that there was no impairment of its goodwill. The fair value was calculated using a discounted cash flow model, in which the underlying cash flows were derived from management’s current financial projections. The two key assumptions used in the fair value calculation are the discount rate and the capitalization rate in the terminal period, which were 10% and 2%, respectively.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

NOTES TO FINANCIAL STATEMENTS

Intangible assets consisted of the following (in millions):

	December 31,
	2011	2010
Trademarks and trade names	$313	$309
Management and franchise agreements	412	377
Other	16	78

	741	764
Accumulated amortization	(164)	(196)

	$577	$568

The intangible assets related to management and franchise agreements have finite lives, and accordingly, the Company recorded amortization expense of $29 million, $33 million, and $35 million, respectively, during the years ended December 31, 2011, 2010 and 2009. The other intangible assets noted above have indefinite lives.

Amortization expense relating to intangible assets with finite lives for each of the years ended December 31, is expected to be as follows (in millions):

2012	$29
2013	$29
2014	$29
2015	$28
2016	$28

Note 8. Other Assets

Other assets include the following (in millions):

	December 31,
	2011	2010
VOI notes receivable, net of allowance of $46 and $69	$93	$132
Prepaids	104	88
Deposits and other	158	161

Total	$355	$381

See Note 10 for discussion relating to VOI notes receivable.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

NOTES TO FINANCIAL STATEMENTS

Note 9. Transfers of Financial Assets

As discussed in Note 2, the Company adopted ASU 2009-16 and ASU 2009 -17 on January 1, 2010. As a result, the Company concluded it has variable interests in the entities associated with its five outstanding securitization transactions. As these securitizations consist of similar, homogenous loans, they have been aggregated for disclosure purposes. The Company applied the variable interest model and determined it is the primary beneficiary of these VIEs. In making this determination, the Company evaluated the activities that significantly impact the economics of the VIEs, including the management of the securitized notes receivable and any related non-performing loans. The Company also evaluated its retention of the residual economic interests in the related VIEs. The Company is the servicer of the securitized mortgage receivables. The Company also has the option, subject to certain limitations, to repurchase or replace VOI notes receivable, that are in default, at their outstanding principal amounts. Such activity totaled $31 million and $38 million during 2011 and 2010, respectively. The Company has been able to resell the VOIs underlying the VOI notes repurchased or replaced under these provisions without incurring significant losses. The Company holds the risk of potential loss (or gain) as the last to be paid out by proceeds of the VIEs under the terms of the agreements. As such, the Company holds both the power to direct the activities of the VIEs and obligation to absorb the losses (or benefits) from the VIEs.

The securitization agreements are without recourse to the Company, except for breaches of representations and warranties. Based on the right of the Company to fund defaults at its option, subject to certain limitations, it intends to do so until the debt is extinguished to maintain the credit rating of the underlying notes.

Upon transfer of vacation ownership notes receivable to the VIEs, the receivables and certain cash flows derived from them become restricted for use in meeting obligations to the VIE creditors. The VIEs utilize trusts which have ownership of cash balances that also have restrictions, the amounts of which are reported in restricted cash. The Company’s interests in trust assets are subordinate to the interests of third-party investors and, as such, may not be realized by the Company if needed to absorb deficiencies in cash flows that are allocated to the investors in the trusts’ debt (see Note 16). The Company is contractually obligated to receive the excess cash flows (spread between the collections on the notes and third party obligations defined in the securitization agreements) from the VIEs. Such activity totaled $44 million and $43 million during 2011 and 2010, respectively, and is classified in cash and cash equivalents.

During the year ended December 31, 2011, the Company completed the 2011 securitization of approximately $210 million of vacation ownership notes receivable. The securitization transaction did not qualify as a sale for accounting purposes and, accordingly, no gain or loss was recognized. Of the $210 million securitized in the 2011-A transaction, $200 million was previously unsecuritized and approximately $10 million had previously been securitized in the 2003 securitization which was terminated in connection with the 2011 securitization. The 2003 securitization was terminated, including pay-down of all outstanding principal and interest due. The net cash proceeds from the securitization, after termination of the 2003 securitization and associated deal costs, were approximately $177 million.

During the year ended December 31, 2010, the Company completed the 2010 securitization of approximately $300 million of vacation ownership notes receivable. The securitization transaction did not qualify as a sale for accounting purposes and, accordingly, no gain or loss was recognized. Approximately $93 million of proceeds from this transaction were used to terminate the securitization completed in June 2009 by repaying the outstanding principal and interest on the securitized debt. In connection with the termination, a charge of $5 million was recorded to interest expense, relating to the settlement of a balance guarantee interest rate swap and the write-off of deferred financing costs. The net cash proceeds from the securitization after termination of the 2009 securitization and associated deal costs were approximately $180 million.

See Note 10 for disclosures and amounts related to the securitized vacation ownership notes receivable consolidated on the Company’s balance sheets as of December 31, 2011 and 2010.

Prior to the adoption of ASU 2009-16 and 2009-17, the Company completed securitizations of its VOI notes receivables, which qualified for sales treatment. Retained Interests cash flows were limited to the cash available

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

NOTES TO FINANCIAL STATEMENTS

from the related VOI notes receivable, after servicing and other related fees, absorbing 100% of any credit losses on the related VOI notes receivable and QSPE fixed rate interest expense. The Company’s replacement of the defaulted VOI notes receivable under the securitization agreements with new VOI notes receivable resulted in net gains of approximately $3 million during 2009, which are included in vacation ownership and residential sales and services in the Company’s consolidated statements of income.

In June 2009, the Company securitized approximately $181 million of VOI notes receivable (the “2009-A Securitization”) resulting in cash proceeds of approximately $125 million. The Company retained $44 million of interests in the QSPE, which included $43 million of notes the Company effectively owned after the transfer and $1 million related to the interest only strip. The related loss on the 2009-A Securitization of $2 million was included in vacation ownership and residential sales and services in the Company’s consolidated statements of income.

In December 2009, the Company securitized approximately $200 million of VOI notes receivable (the “2009-B Securitization”) resulting in cash proceeds of approximately $166 million. The Company retained $31 million of interests in the QSPE, which included $22 million of notes the Company effectively owned after the transfer and $9 million related to the interest only strip. The related gain on the 2009-B Securitization of $19 million is included in vacation ownership and residential sales and services in the Company’s consolidated statements of income.

In December 2009, the Company entered into an amendment with the third-party beneficial interest owner regarding the notes issued in the 2009-A Securitization (the 2009-A Amendment). The amendment to the terms included a reduction of the coupon rate and an increase in the effective advance rate. As the increase in the advance rate produced additional cash proceeds of $9 million, this resulted effectively in additional loans sold to the QSPE from the original over collateralization. The related gain on the 2009-A Amendment of $4 million was included in vacation ownership and residential sales and services in the Company’s consolidated statements of income.

Note 10. Notes Receivable

Notes receivable (net of reserves) related to the Company’s vacation ownership loans consist of the following (in millions):

	December 31,
	2011	2010
Vacation ownership loans – securitized	$510	$467
Vacation ownership loans – unsecuritized	113	152

	623	619
Less: current portion
Vacation ownership loans – securitized	(64)	(59)
Vacation ownership loans – unsecuritized	(20)	(20)

	$539	$540

The current and long-term maturities of unsecuritized VOI notes receivable are included in accounts receivable and other assets, respectively, in the Company’s consolidated balance sheets.

The Company records interest income associated with VOI notes in its vacation ownership and residential sale and services line item in its consolidated statements of income. Interest income related to the Company’s VOI notes receivable was as follows (in millions):

	Year Ended December 31,
	2011	2010	2009
Vacation ownership loans – securitized	$64	$66	$—
Vacation ownership loans – unsecuritized	21	21	48

	$85	$87	$48

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

NOTES TO FINANCIAL STATEMENTS

The following tables present future maturities of gross VOI notes receivable (in millions) and interest rates:

	Securitized	Unsecuritized	Total
2012	$73	$29	$102
2013	77	14	91
2014	79	12	91
2015	78	14	92
Thereafter	283	100	383

Balance at December 31, 2011	$590	$169	$759

Weighted Average Interest Rates	12.84%	11.89%	12.58%

Range of interest rates	5 to 17%	5 to 17%	5 to 17%

For the vacation ownership and residential segment, the Company records an estimate of expected uncollectibility on its VOI notes receivable as a reduction of revenue at the time it recognizes profit on a timeshare sale. The Company holds large amounts of homogeneous VOI notes receivable and therefore assesses uncollectibility based on pools of receivables. In estimating loss reserves, the Company uses a technique referred to as static pool analysis, which tracks uncollectible notes for each year’s sales over the life of the respective notes and projects an estimated default rate that is used in the determination of its loan loss reserve requirements. As of December 31, 2011, the average estimated default rate for the Company’s pools of receivables was 9.9%.

The activity and balances for the Company’s loan loss reserve are as follows (in millions):

	Securitized	Unsecuritized	Total
Balance at December 31, 2008	$—	$91	$91
Provisions for loan losses	—	64	64
Write-offs	—	(61)	(61)

Balance at December 31, 2009	—	94	94
Provisions for loan losses	14	32	46
Write-offs	—	(52)	(52)
Adoption of ASU No. 2009-17	77	(4)	73
Other	(9)	9	—

Balance at December 31, 2010	82	79	161
Provisions for loan losses	2	27	29
Write-offs	—	(54)	(54)
Other	(4)	4	—

Balance at December 31, 2011	$80	$56	$136

The primary credit quality indicator used by the Company to calculate the loan loss reserve for the vacation ownership notes is the origination of the notes by brand (Sheraton, Westin, and Other) as the Company believes there is a relationship between the default behavior of borrowers and the brand associated with the vacation ownership property they have acquired. In addition to quantitatively calculating the loan loss reserve based on its static pool analysis, the Company supplements the process by evaluating certain qualitative data, including the aging of the respective receivables, current default trends by brand and origination year, and the FICO scores of the buyers.

Given the significance of the Company’s respective pools of VOI notes receivable, a change in the projected default rate can have a significant impact to its loan loss reserve requirements, with a 0.1% change estimated to have an impact of approximately $4 million.

The Company considers a VOI note receivable delinquent when it is more than 30 days outstanding. All delinquent loans are placed on nonaccrual status and the Company does not resume interest accrual until payment is made. Upon reaching 120 days outstanding, the loan is considered to be in default and the Company commences the repossession process. Uncollectible VOI notes receivable are charged off when title to the unit is returned to the Company. The Company generally does not modify vacation ownership notes that become delinquent or upon default.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

NOTES TO FINANCIAL STATEMENTS

Past due balances of VOI notes receivable by credit quality indicators are as follows (in millions):

	30-59 Days	60-89 Days	>90 Days	Total Past		Total
	Past Due	Past Due	Past Due	Due	Current	Receivables
As of December 31, 2011:
Sheraton	$5	$3	$26	$34	$321	$355
Westin	3	2	17	22	345	367
Other	1	1	4	6	31	37

	$9	$6	$47	$62	$697	$759

As of December 31, 2010:
Sheraton	$6	$4	$30	$40	$314	$354
Westin	5	3	33	41	342	383
Other	1	1	4	6	37	43

	$12	$8	$67	$87	$693	$780

Note 11. Fair Value

The following table presents the Company’s fair value hierarchy for its financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2011 (in millions):

	Level 1	Level 2	Level 3	Total
Assets:
Interest Rate Swaps	$—	$12	$—	$12
Forward contracts	—	3	—	3

	$—	$15	$—	$15

The forward contracts are over the counter contracts that do not trade on a public exchange. The fair values of the contracts are based on inputs such as foreign currency spot rates and forward points that are readily available on public markets, and as such, are classified as Level 2. The Company considered both its credit risk, as well as its counterparties’ credit risk in determining fair value and no adjustment was made as it was deemed insignificant based on the short duration of the contracts and the Company’s rate of short-term debt.

The interest rate swaps are valued using an income approach. Expected future cash flows are converted to a present value amount based on market expectations of the yield curve on floating interest rates, which is readily available on public markets.

Note 12. Deferred Gains

The Company defers gains realized in connection with the sale of a property for which the Company continues to manage the property through a long-term management agreement and recognizes the gains over the initial term of the related agreement. As of December 31, 2011 and 2010, the Company had total deferred gains of $1.018 billion and $1.011 billion, respectively, included in accrued expenses and other liabilities in the Company’s consolidated balance sheets. Amortization of deferred gains is included in management fees, franchise fees and other income in the Company’s consolidated statements of income and totaled approximately $87 million, $81 million and $82 million in 2011, 2010 and 2009, respectively.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

NOTES TO FINANCIAL STATEMENTS

Note 13. Restructuring, Goodwill Impairment and Other Special Charges (Credits), Net

Restructuring, goodwill impairment and other special charges (credits), net were $68 million, $(75) million and $379 million for the years ended December 31, 2011, 2010 and 2009, respectively. These net charges (credits) above are not recorded in the Company’s reportable segment earnings.

During the year ended December 31, 2011, the Company recorded a charge of $70 million related to an unfavorable decision in a lawsuit (see Note 25) and a credit of $2 million to adjust previously recorded reserves to the amounts the Company now expects to pay.

During the year ended December 31, 2010, the Company received cash proceeds of $75 million in connection with the favorable settlement of a lawsuit. The Company recorded this settlement, net of the reimbursement of legal costs incurred in connection with the litigation, as a credit to restructuring, goodwill impairment, and other special charges (credits) line item. Additionally, the Company recorded a credit of $8 million as a liability associated with an acquisition in 1998 that was no longer deemed necessary (see Note 25).

During the year ended December 31, 2009, the Company completed a comprehensive review of its vacation ownership business. The Company decided not to develop certain vacation ownership sites and future phases of certain existing projects. As a result of these decisions, the Company recorded a primarily non-cash impairment charge of $255 million. The impairment included a charge of approximately $148 million primarily related to land held for development; a charge of $64 million for the reduction in inventory values at four properties; the write-off of fixed assets of $21 million; facility exit costs of $15 million and $7 million in other costs. Additionally, as a result of this decision and the economic climate at that time, the Company recorded a $90 million non-cash charge for the impairment of goodwill in the vacation ownership reporting unit.

Additionally, in 2009, the Company recorded restructuring and other special charges of $34 million, primarily related to severance charges and costs to close vacation ownership sales galleries, associated with its ongoing initiative of rationalizing its cost structure.

In determining the fair value associated with the impairment charges the Company primarily used the income and market approaches. Under the income approach, fair value was determined based on estimated future cash flows taking into consideration items such as operating margins and the sales pace of vacation ownership intervals, discounted using a rate commensurate with the inherent risk of the project. Under the market approach, fair value was determined with the comparable sales of similar assets and appraisals.

The Company had remaining restructuring accruals of $89 million as of December 31, 2011, primarily recorded in accrued expenses.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

NOTES TO FINANCIAL STATEMENTS

Note 14. Income Taxes

Income tax data from continuing operations of the Company is as follows (in millions):

	Year Ended December 31,
	2011	2010	2009
Pretax income
U.S.	$165	$85	$(76)
Foreign	260	250	(220)

	$425	$335	$(296)

Provision (benefit) for income tax
Current:
U.S. federal	$(215)	$(61)	$(84)
State and local	(21)	18	12
Foreign	88	43	38

	(148)	—	(34)

Deferred:
U.S. federal	62	22	(117)
State and local	(11)	(7)	(18)
Foreign	22	12	(124)

	73	27	(259)

	$(75)	$27	$(293)

No provision has been made for U.S. taxes payable on undistributed foreign earnings amounting to approximately $2.3 billion as of December 31, 2011 since these amounts are permanently reinvested. If such earnings were repatriated, additional tax expense may result, although the calculation of such additional taxes is not practicable.

Deferred income taxes represent the tax effect of the differences between the book and tax bases of assets and liabilities plus carryforward items. The composition of net deferred tax balances were as follows (in millions):

	December 31,
	2011	2010
Current deferred tax assets	$278	$315
Long-term deferred tax assets	639	664
Current deferred tax liabilities (1)	(7)	(4)
Long-term deferred tax liabilities	(46)	(24)

Deferred income taxes	$864	$951

(1)	Included in the Accrued taxes and other line item in the consolidated balance sheets.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

NOTES TO FINANCIAL STATEMENTS

The tax effect of the temporary differences and carryforward items that give rise to deferred taxes were as follows (in millions):

	December 31,
	2011	2010
Plant, property and equipment	$(23)	$(17)
Intangibles	(11)	177
Inventories	118	140
Deferred gains	350	346
Investments	133	(4)
Receivables (net of reserves)	9	85
Accrued expenses and other reserves	201	181
Employee benefits	61	79
Net operating loss, capital loss and tax credit carryforwards	257	406
Other	(6)	(45)

	1,089	1,348
Less valuation allowance	(225)	(397)

Deferred income taxes	$864	$951

At December 31, 2011, the Company had federal net operating losses, which have varying expiration dates extending through 2031, of approximately $15 million. The Company also had federal general business credits of approximately $21million, which have varying expiration dates extending through 2030. The Company expects to realize substantially all of the tax benefit associated with these attributes.

At December 31, 2011, the Company had state net operating losses, which have varying expiration dates extending through 2028, of approximately $1.6 billion. The Company also had state tax credit carryforwards of $21 million which are indefinite or will fully expire by 2026. The Company has established a valuation allowance against the majority of these attributes as it is unlikely that the tax benefit of these attributes will be realized prior to expiration.

At December 31, 2011 the Company had foreign net operating losses and capital losses, which are indefinite or have varying expiration dates extending through 2020, of approximately $283 million and $22 million, respectively. The Company also had tax credit carryforwards of approximately $13 million in foreign jurisdictions. The tax credit carryforwards available in foreign jurisdictions are indefinite or will fully expire by 2020. The Company has established a valuation allowance against the majority of these attributes as it is unlikely that the tax benefit of these attributes will be realized prior to expiration.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

NOTES TO FINANCIAL STATEMENTS

A reconciliation of the tax provision of the Company at the U.S. statutory rate to the provision for income tax as reported is as follows (in millions):

	Year Ended December 31,
	2011	2010	2009
Tax provision at U.S. statutory rate	$149	$117	$(104)
U.S. state and local income taxes	(19)	(2)	(3)
Tax on repatriation of foreign earnings	25	(19)	(45)
Foreign tax rate differential	(64)	(70)	(25)
Tax on capital gains	334	99	—
Change in asset basis	(130)	—	(120)
Nondeductible goodwill	9	3	39
Change in uncertain tax positions	8	23	9
Tax settlements	(25)	(42)	1
Tax on asset dispositions	(60)	1	(32)
Change in valuation allowances	(304)	(99)	—
Other	2	16	(13)

Provision for income tax (benefit)	$(75)	$27	$(293)

The foreign tax rate differential benefit primarily relates to the Company’s operations in Luxembourg and Singapore.

In 2011, the Company completed transactions that involved certain domestic and foreign subsidiaries. These transactions generated capital gains, increased the tax basis in subsidiaries including U.S. partnerships and resulted in the inclusion of foreign earnings for U.S. tax purposes. The capital gains were largely reduced by the utilization of capital losses. Due to the uncertainty regarding the Company’s ability to generate capital gain income, the deferred tax asset associated with these capital losses was offset by a full valuation allowance prior to these transactions. During 2009, the Company entered into an Italian tax incentive program through which the tax basis of its Italian owned hotels was adjusted resulting in a $120 million tax benefit.

During 2011, the IRS closed its audit with respect to tax years 2004 through 2006 resulting in a $25 million tax benefit primarily related to the reversal of tax and interest reserves. During 2010, the IRS closed its audit with respect to tax years 1998 through 2003 and the Company recognized a $42 million tax benefit in continuing operations primarily associated with the refund of interest on taxes previously paid. Also in 2010, as a result of the 1998 through 2003 audit closure, the Company recognized a $134 million tax benefit in discontinued operations primarily related to the portion of the tax no longer due.

As of December 31, 2011, the Company had approximately $153 million of total unrecognized tax benefits, of which $42 million would affect its effective tax rate if recognized. A reconciliation of the beginning and ending balance of unrecognized tax benefits is as follows (in millions):

	Year Ended December 31,
	2011	2010	2009
Beginning of Year	$510	$999	$1,003
Additions based on tax positions related to the current year	24	29	4
Additions for tax positions of prior years	36	18	2
Settlements with tax authorities	(407)	(499)	(7)
Reductions for tax positions in prior years	(6)	(5)	(1)
Reductions due to the lapse of applicable statutes of limitations	(4)	(32)	(2)

End of Year	$153	$510	$999

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

NOTES TO FINANCIAL STATEMENTS

It is reasonably possible that approximately $25 million of the Company’s unrecognized tax benefits as of December 31, 2011 will reverse within the next twelve months.

The Company recognizes interest and penalties related to unrecognized tax benefits through income tax expense. The Company had $74 million and $92 million accrued for the payment of interest as of December 31, 2011 and December 31, 2010, respectively. The Company did not have any reserves for penalties as of December 31, 2011 and 2010.

The Company is subject to taxation in the U.S. federal jurisdiction, as well as various state and foreign jurisdictions. As of December 31, 2011, the Company is no longer subject to examination by U.S. federal taxing authorities for years prior to 2007 and to examination by any U.S. state taxing authority prior to 1998. All subsequent periods remain eligible for examination. In the significant foreign jurisdictions in which the Company operates, the Company is no longer subject to examination by the relevant taxing authorities for any years prior to 2001.

Note 15. Debt

Long-term debt and short-term borrowings consisted of the following (in millions):

	December 31,
	2011	2010
Senior Credit Facility:
Revolving Credit Facility, maturing 2013 maturing 2011	$—	$—
Senior Notes, interest at 7.875%, settled 2011	—	609
Senior Notes, interest at 6.25%, maturing 2013	500	504
Senior Notes, interest at 7.875%, maturing 2014	497	490
Senior Notes, interest at 7.375%, maturing 2015	450	450
Senior Notes, interest at 6.75%, maturing 2018	400	400
Senior Notes, interest at 7.15%, maturing 2019	245	245
Mortgages and other, interest rates ranging from 1.00% to 9.00%, various maturities	105	159

	2,197	2,857
Less current maturities	(3)	(9)

Long-term debt	$2,194	$2,848

Aggregate debt maturities for each of the years ended December 31 are as follows (in millions):

2012	$3
2013	505
2014	502
2015	455
2016	39
Thereafter	693

$2,197

The Company maintains lines of credit under which bank loans and other short-term debt are drawn. In addition, smaller credit lines are maintained by the Company’s foreign subsidiaries. The Company had approximately $1.5 billion of available borrowing capacity under its domestic and foreign lines of credit as of December 31, 2011. The short-term borrowings under these lines of credit at December 31, 2011 and 2010 were de minimus.

The Company is subject to certain restrictive debt covenants under its short-term borrowing and long-term debt obligations including defined financial covenants, limitations on incurring additional debt, ability to pay dividends,

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

NOTES TO FINANCIAL STATEMENTS

escrow account funding requirements for debt service, capital expenditures, tax payments and insurance premiums, among other restrictions. The Company was in compliance with all of the short-term and long-term debt covenants at December 31, 2011.

During the year ended December 31, 2011, the Company entered into a credit agreement which provided a loan of approximately $38 million, which is due in 2016, and is secured by one of its owned hotels. Proceeds from this loan were used to pay off an existing credit agreement that was due in 2012.

During the year ended December 31, 2011, the Company redeemed all of the outstanding 7.875% Senior Notes due 2012, which had a principal amount of approximately $605 million. In connection with this transaction, the Company terminated two interest rate swaps related to the 7.875% Senior Notes, which had notional amounts totaling $200 million (see Note 23). As a result of the early redemption of the 7.875% Senior Notes, the Company recorded a net charge of approximately $16 million in interest expense, net of interest income line item in its statement of income, representing the tender premiums, swap settlements and other related redemption costs.

During the year ended December 31, 2011, the Company sold its interest in a consolidated joint venture which resulted in the buyer assuming approximately $57 million of the Company’s mortgage debt.

During the year ended December 31, 2011, the Company entered into two interest rate swaps with a total notional amount of $100 million, whereby the Company pays floating and receives fixed interest rates (see Note 23).

On April 20, 2010, the Company entered into a $1.5 billion senior credit facility. The facility matures on November 15, 2013 and replaces the previous $1.875 billion revolving credit agreement, which would have matured on February 11, 2011. The new facility includes an accordion feature under which the Company may increase the revolving loan commitment by up to $375 million subject to certain conditions and bank commitments. The multi-currency facility enhances the Company’s financial flexibility and is expected to be used for general corporate purposes. The Company had no borrowings under the senior credit facility and $171 million of letters of credit outstanding as of December 31, 2011.

Note 16. Securitized Vacation Ownership Debt

Long-term and short-term securitized vacation ownership debt consisted of the following (in millions):

	December 31,
	2011	2010
2003 securitization, interest rates ranging from 3.95% to 6.96%, settled 2011	$—	$17
2005 securitization, interest rates ranging from 5.25% to 6.29%, maturing 2018	37	55
2006 securitization, interest rates ranging from 5.28% to 5.85%, maturing 2018	27	39
2009 securitizations, interest rate at 5.81%, maturing 2016	92	128
2010 securitization, interest rates ranging from 3.65% to 4.75%, maturing 2021	190	255
2011 securitization, interest rates ranging from 3.67% to 4.82%, maturing 2026	186	—

	532	494
Less current maturities	(130)	(127)

Long-term debt	$402	$367

During the years ended December 31, 2011 and 2010, interest expense associated with securitized vacation ownership debt was $22 million and $27 million, respectively.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

NOTES TO FINANCIAL STATEMENTS

Note 17. Other Liabilities

Other liabilities consisted of the following (in millions):

	December 31,
	2011	2010
Deferred gains on asset sales	$933	$930
SPG point liability (a)	724	702
Deferred revenue including VOI and residential sales	17	23
Benefit plan liabilities	74	61
Insurance reserves	47	46
Other	176	124

	$1,971	$1,886

(a)	Includes the actuarially determined liability related to the SPG program and the liability associated with the American Express transaction discussed below.

During the year ended December 31, 2009, the Company entered into an amendment to its existing co-branded credit card agreement (“Amendment”) with American Express and extended the term of its co-branding agreement to June 15, 2015. In connection with the Amendment in July 2009, the Company received $250 million in cash toward the purchase of future SPG points by American Express. In accordance with ASC 470, Debt, the Company has recorded this transaction as a financing arrangement with an implicit interest rate of 4.5%. The Amendment requires a fixed amount of $50 million per year to be deducted from the $250 million advance over the five year period regardless of the total amount of points purchased. As a result, the liability associated with this financing arrangement is being reduced ratably over a five year period beginning in October 2009. In accordance with the terms of the Amendment, if the Company fails to comply with certain financial covenants, the Company would have to repay the remaining balance of the liability, and, if the Company does not pay such liability, the Company is required to pledge certain receivables as collateral for the remaining balance of the liability. As of December 31, 2011, a liability of $72 million related to the Amendment is recorded in other liabilities.

Note 18. Discontinued Operations

Summary of financial information for discontinued operations is as follows (in millions):

	Year Ended December 31,
	2011	2010	2009
Income Statement Data
Gain (loss) on disposition, net of tax	$(13)	$168	$76
Income (loss) from operations, net of tax	$—	$(1)	$(2)

During the year ended December 31, 2011, the Company recorded a loss of $13 million, including an $18 million pretax loss from the sale of its interest in a consolidated joint venture, offset by a $10 million income tax benefit on the sale. Additionally, the Company recorded a $5 million charge related to interest on an uncertain tax position associated with a disposition in a prior year.

During the year ended December 31, 2010, the Company recorded a tax benefit of $134 million related to the final settlement with the IRS regarding the World Directories disposition (see Note 14) and a pretax gain of approximately $3 million ($36 million after tax) related to the sale of one wholly-owned hotel for $78 million. The tax benefit was related to the realization of a high tax basis in this hotel that was generated through a previous transaction.

For the year ended December 31, 2009, the $76 million (net of tax) gain on dispositions includes the gains from the sale of the Company’s Bliss spa business, other non-core assets and three hotels. The operations from the Bliss spa business, and the revenues and expenses from one hotel, which was in the process of being sold and was later sold in 2010, are included in discontinued operations, resulting in a loss of $2 million, net of tax.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

NOTES TO FINANCIAL STATEMENTS

Note 19. Employee Benefit Plan

During the year ended December 31, 2011, the Company recorded net actuarial losses of $20 million (net of tax) related to various employee benefit plans. These losses were recorded in other comprehensive income. The amortization of the net actuarial loss, a component of other comprehensive income, for the year ended December 31, 2011 was $1 million (net of tax).

Included in accumulated other comprehensive (loss) income at December 31, 2011 are unrecognized net actuarial losses of $85 million ($75 million, net of tax) that have not yet been recognized in net periodic pension cost. The actuarial loss included in accumulated other comprehensive (loss) income that is expected to be recognized in net periodic pension cost during the year ended December 31, 2012 is $2 million ($2 million, net of tax).

Defined Benefit and Postretirement Benefit Plans. The Company and its subsidiaries sponsor or previously sponsored numerous funded and unfunded domestic and international pension plans. All defined benefit plans covering U.S. employees are frozen. Certain plans covering non-U.S. employees remain active.

The Company also sponsors the Starwood Hotels & Resorts Worldwide, Inc. Retiree Welfare Program. This plan provides health care and life insurance benefits for certain eligible retired employees. The Company has prefunded a portion of the life insurance obligations through trust funds where such prefunding can be accomplished on a tax effective basis. The Company also funds this program on a pay-as-you-go basis.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

NOTES TO FINANCIAL STATEMENTS

The following table sets forth the benefit obligation, fair value of plan assets, the funded status and the accumulated benefit obligation of the Company’s defined benefit pension and postretirement benefit plans at December 31 (in millions):

	Domestic Pension Benefits		Foreign Pension Benefits		Postretirement Benefits
	2011	2010	2011	2010	2011	2010
Change in Benefit Obligation
Benefit obligation at beginning of year	$19	$17	$183	$178	$20	$19
Service cost	—	—	—	—	—	—
Interest cost	1	1	10	10	1	1
Actuarial loss	1	2	18	5	1	2
Effect of foreign exchange rates	—	—	(1)	(3)	—	—
Plan participant contributions	—	—	—	—	1	1
Benefits paid	(1)	(1)	(5)	(7)	(3)	(3)
Other	—	—	1	—	—	—

Benefit obligation at end of year	$20	$19	$206	$183	$20	$20

Change in Plan Assets
Fair value of plan assets at beginning of year	$—	$—	$176	$159	$1	$1
Actual return on plan assets, net of expenses	—	—	12	14	—	—
Employer contribution	1	1	8	13	1	2
Plan participant contributions	—	—	—	—	1	1
Effect of foreign exchange rates	—	—	(1)	(3)	—	—
Benefits paid	(1)	(1)	(5)	(7)	(3)	(3)

Fair value of plan assets at end of year	$—	$—	$190	$176	$—	$1

Unfunded status	$(20)	$(19)	$(16)	$(7)	$(20)	$(19)

Accumulated benefit obligation	$20	$19	$205	$182	n/a	n/a

Plans with Accumulated Benefit Obligations in Excess of Plan Assets
Projected benefit obligation	$20	$19	$140	$121	n/a	n/a

Accumulated benefit obligation	$20	$19	$140	$121	n/a	n/a

Fair value of plan assets	$—	$—	$105	$97	n/a	n/a

The net underfunded status of the plans at December 31, 2011 was $56 million, of which $72 million is recorded in other liabilities, $3 million is recorded in accrued expenses and $19 million is recorded in other assets in the accompanying balance sheet.

All domestic pension plans are frozen plans, whereby employees do not accrue additional benefits. Therefore, at December 31, 2011 and 2010, the projected benefit obligation is equal to the accumulated benefit obligation.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

NOTES TO FINANCIAL STATEMENTS

The following table presents the components of net periodic benefit cost for the years ended December 31 (in millions):

	Domestic Pension Benefits			Foreign Pension Benefits			Postretirement Benefits
	2011	2010	2009	2011	2010	2009	2011	2010	2009
Service cost	$—	$—	$—	$—	$—	$5	$—	$—	$—
Interest cost	1	1	1	10	10	13	1	1	1
Expected return on plan assets	—	—	—	(12)	(10)	(10)	—	—	—
Amortization of net actuarial loss	—	—	—	1	1	5	—	—	—
Other	—	—	—	1	—	—	—	—	—
Settlement and curtailment (gain) loss	—	—	—	—	—	(4)	—	—	—

Net periodic benefit cost	$1	$1	$1	$—	$1	$9	$1	$1	$1

For measurement purposes, a 9% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2012, gradually decreasing to 5% in 2020. A one-percentage point change in assumed health care cost trend rates would have approximately a $0.9 million effect on the postretirement obligation and a nominal impact on the total of service and interest cost components of net periodic benefit cost. The majority of participants in the Foreign Pension Plans are employees of managed hotels, for which the Company is reimbursed for costs related to their benefits. The impact of these reimbursements is not reflected above.

The weighted average assumptions used to determine benefit obligations at December 31 were as follows:

	Domestic Pension Benefits		Foreign Pension Benefits		Postretirement Benefits
	2011	2010	2011	2010	2011	2010
Discount rate	4.25%	5.00%	4.68%	5.34%	4.00%	4.75%
Rate of compensation increase	n/a	n/a	3.26%	3.64%	n/a	n/a

The weighted average assumptions used to determine net periodic benefit cost for the years ended December 31 were as follows:

	Domestic Pension Benefits			Foreign Pension Benefits			Postretirement Benefits
	2011	2010	2009	2011	2010	2009	2011	2010	2009
Discount rate	5.00%	5.51%	5.99%	5.34%	5.93%	6.19%	4.75%	5.50%	6.00%
Rate of compensation increase	n/a	n/a	n/a	3.64%	3.50%	3.93%	n/a	n/a	n/a
Expected return on plan assets	n/a	n/a	n/a	6.52%	6.56%	6.25%	7.10%	7.10%	7.50%

The Company’s investment objectives are to minimize the volatility of the value of the assets and to ensure the assets are sufficient to pay plan benefits. The target asset allocation is 62% debt securities and 38% equity securities.

A number of factors were considered in the determination of the expected return on plan assets. These factors included current and expected allocation of plan assets, the investment strategy, historical rates of return and Company and investment expert expectations for investment performance over approximately a ten year period.

The following table presents the Company’s fair value hierarchy of the plan assets measured at fair value on a recurring basis as of December 31, 2011 (in millions):

	Level 1	Level 2	Level 3	Total
Assets:
Mutual Funds	$55	$—	$—	$55
Collective Trusts	—	5	—	5
Equity Index Funds	—	67	—	67
Bond Index Funds	—	63	—	63

Total	$55	$135	$—	$190

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

NOTES TO FINANCIAL STATEMENTS

The following table presents the Company’s fair value hierarchy of the plan assets measured at fair value on a recurring basis as of December 31, 2010 (in millions):

	Level 1	Level 2	Level 3	Total
Assets:
Mutual Funds	$44	$—	$—	$44
Collective Trusts	—	5	—	5
Equity Index Funds	—	72	—	72
Bond Index Funds	—	56	—	56

Total	$44	$133	$—	$177

The mutual funds are valued using quoted market prices in active markets.

The collective trusts, equity index funds and bond index funds are not publicly traded but are valued based on the underlying assets which are publicly traded.

The following table represents the Company’s expected pension and postretirement benefit plan payments for the next five years and the five years thereafter (in millions):

	Domestic Pension Benefits	Foreign Pension Benefits	Postretirement Benefits
2012	$1	$7	$2
2013	$1	$8	$2
2014	$1	$9	$2
2015	$1	$9	$2
2016	$1	$10	$1
2017 — 2021	$7	$56	$6

The Company expects to contribute $12 million to the plans during 2012. A significant portion of the contributions relate to the Foreign Pension Plans, which the Company is reimbursed.

Defined Contribution Plans. The Company and its subsidiaries sponsor various defined contribution plans, including the Starwood Hotels & Resorts Worldwide, Inc. Savings and Retirement Plan, which is a “401(k)” plan. The plan allows participation by employees on U.S. payroll who are at least age 21. Each participant may contribute on a pretax basis between 1% and 50% of his or her eligible compensation to the plan subject to certain maximum limits. Eligible employees are automatically enrolled after 90 days (unless they opt out). A company-paid matching contribution is provided to participants who have completed at least one year of service. The amount of expense for matching contributions totaled $15 million in 2011, $13 million in 2010, and $15 million in 2009. The plan includes as an investment choice, the Company’s publicly traded common stock. The balances held in the Company’s stock were $67 million and $87 million at December 31, 2011 and 2010, respectively.

Multi-Employer Pension Plans. Certain employees are covered by union sponsored multi-employer pension plans pursuant to agreements between the Company and various unions. The Company’s participation in these plans is outlined in the table below (in millions):

Pension Fund	EIN/ Pension Plan Number	Pension Protection Act Zone Status				Contributions
		2011		2010		2011	2010	2009
New York Hotel Trades Council and Hotel Association of New York City, Inc. Pension Fund	13-1764242/001	Yellow	(a)	Yellow	(b)	$4	$4	$5
Other Funds						5	5	4

Total Contributions						$9	$9	$9

(a)	As of January 1, 2011
(b)	As of January 1, 2010

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

NOTES TO FINANCIAL STATEMENTS

Eligible employees at the Company’s owned hotels in New York City participate in the New York Hotel Trades Council and Hotel Association of New York City, Inc. Pension Fund. The Company contributions are based on a percentage of all union employee wages as dictated by the collective bargaining agreement that expires on June 30, 2012. The Company’s contributions did not exceed 5% of the total contributions to the pension fund in 2011, 2010 or 2009. The pension fund has implemented a funding improvement plan and the Company has not paid a surcharge.

Multi-Employer Health Plans. Certain employees are covered by union sponsored multi-employer health plans pursuant to agreements between the Company and various unions. The plan benefits can include medical, dental and life insurance for eligible participants and retirees. The Company contributions to these plans, which were charged to expense during 2011, 2010 and 2009, was approximately $26 million, $27 million and $29 million, respectively.

Note 20. Leases and Rentals

The Company leases certain equipment for the hotels’ operations under various lease agreements. The leases extend for varying periods through 2016 and generally are for a fixed amount each month. In addition, several of the Company’s hotels are subject to leases of land or building facilities from third parties, which extend for varying periods through 2096 and generally contain fixed and variable components. The variable components of leases of land or building facilities are primarily based on the operating profit or revenues of the related hotels.

The Company’s minimum future rents at December 31, 2011 payable under non-cancelable operating leases with third parties are as follows (in millions):

2012	$84
2013	89
2014	88
2015	86
2016	84
Thereafter	1,024

Rent expense under non-cancelable operating leases consisted of the following (in millions):

	Year Ended December 31,
	2011	2010	2009
Minimum rent	$104	$90	$89
Contingent rent	9	6	2
Sublease rent	(4)	(5)	(3)

	$109	$91	$88

Note 21. Stockholders’ Equity

Share Repurchases. In December 2011, the Company’s Board of Directors authorized a share repurchase program of $250 million. During the years ended December 31, 2011 and 2010, the Company did not repurchase any Company common shares. As of December 31, 2011, $250 million of repurchase capacity remained available under this program.

Note 22. Stock-Based Compensation

In 2004, the Company adopted the 2004 Long-Term Incentive Compensation Plan (“2004 LTIP”), which superseded the 2002 Long-Term Incentive Compensation Plan (“2002 LTIP”) and provides the terms of equity award grants to directors, officers, employees, consultants and advisors. Although no additional awards will be granted under the 2002 LTIP, the Company’s 1999 Long-Term Incentive Compensation Plan or the Company’s 1995 Share Option Plan, the provisions under each of the previous plans will continue to govern awards that have

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

NOTES TO FINANCIAL STATEMENTS

been granted and remain outstanding under those plans. The aggregate award pool for non-qualified or incentive stock options, performance shares, restricted stock and units or any combination of the foregoing which are available to be granted under the 2004 LTIP at December 31, 2011 was approximately 56 million.

Compensation expense, net of reimbursements during 2011, 2010 and 2009 was approximately $75 million, $72 million and $53 million, respectively, resulting in tax benefits of $29 million, $28 million and $21 million, respectively. As of December 31, 2011, there was approximately $76 million of unrecognized compensation cost, net of estimated forfeitures, including the impact of reimbursement from third parties, which is expected to be recognized over a weighted-average period of 1.5 years on a straight-line basis.

The Company utilizes the Lattice model to calculate the fair value option grants. Weighted average assumptions used to determine the fair value of option grants were as follows:

	Year Ended December 31,
	2011	2010	2009
Dividend yield	0.75%	0.75%	3.50%
Volatility:
Near term	36.0%	37.0%	74.0%
Long term	44.0%	45.0%	43.0%
Expected life	6 yrs.	6 yrs.	7 yrs.
Yield curve:
6 month	0.18%	0.19%	0.45%
1 year	0.25%	0.32%	0.72%
3 year	1.18%	1.36%	1.40%
5 year	2.13%	2.30%	1.99%
10 year	3.42%	3.61%	3.02%

The dividend yield is estimated based on the current expected annualized dividend payment and the average expected price of the Company’s common shares during the same periods.

The estimated volatility is based on a combination of historical share price volatility as well as implied volatility based on market analysis. The historical share price volatility was measured over an 8-year period, which is equal to the contractual term of the options. The weighted average volatility for 2011 grants was 39%.

The expected life represents the period that the Company’s stock-based awards are expected to be outstanding and was determined based on an actuarial calculation using historical experience, giving consideration to the contractual terms of the stock-based awards and vesting schedules.

The yield curve (risk-free interest rate) is based on the implied zero-coupon yield from the U.S. Treasury yield curve over the expected term of the option.

The following table summarizes the Company’s stock option activity during 2011:

	Options (In Millions)	Weighted Average Exercise Price Per Share
Outstanding at December 31, 2010	8.7	$29.72
Granted	0.3	61.28
Exercised	(2.3)	31.01
Forfeited, Canceled or Expired	—	—

Outstanding at December 31, 2011	6.7	$30.70

Exercisable at December 31, 2011	3.6	$39.53

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

NOTES TO FINANCIAL STATEMENTS

The weighted-average fair value per option for options granted during 2011, 2010 and 2009 was $21.84, $14.73, and $4.69, respectively, and the service period is typically four years. The total intrinsic value of options exercised during 2011, 2010 and 2009 was approximately $62 million, $115 million and $1 million, respectively, resulting in tax benefits of approximately $23 million, $44 million and $0.3 million, respectively.

The aggregate intrinsic value of outstanding options as of December 31, 2011 was $128 million. The aggregate intrinsic value of exercisable options as of December 31, 2011 was $39 million. The weighted-average contractual life was 4.1 years for outstanding options and 3.0 years for exercisable option as of December 31, 2011.

The Company recognizes compensation expense, equal to the fair market value of the stock on the date of grant for restricted stock and unit grants, over the service period. The weighted-average fair value per restricted stock or unit granted during 2011, 2010 and 2009 was $60.77, $37.33 and $11.15, respectively. The service period is typically three or four years except in the case of restricted stock and units issued in lieu of a portion of an annual cash bonus where the restriction period is typically in equal installments over a two year period, or in equal installments on the first, second and third fiscal year ends following grant date with distribution on the third fiscal year end.

The fair value of restricted stock and units for which the restrictions lapsed during 2011, 2010 and 2009 was approximately $154 million, $62 million and $33 million, respectively.

The following table summarizes the Company’s restricted stock and units activity during 2011:

	Number of Restricted Stock and Units (In Millions)	Weighted Average Grant Date Value Per Share
Outstanding at December 31, 2010	8.5	$28.11
Granted	1.3	60.77
Lapse of restrictions	(2.7)	42.71
Forfeited or Canceled	(0.2)	27.24

Outstanding at December 31, 2011	6.9	$29.54

2002 Employee Stock Purchase Plan

In April 2002, the Board of Directors adopted (and in May 2002 the shareholders approved) the Company’s 2002 Employee Stock Purchase Plan (the “ESPP”) to provide employees of the Company with an opportunity to purchase shares through payroll deductions and reserved 11,988,793 shares for issuance under the ESPP. The ESPP commenced in October 2002.

All full-time employees who have completed 30 days of continuous service and who are employed by the Company on U.S. payrolls are eligible to participate in the ESPP. Eligible employees may contribute up to 20% of their total cash compensation to the ESPP. Amounts withheld are applied at the end of every three-month accumulation period to purchase shares. The value of the shares (determined as of the beginning of the offering period) that may be purchased by any participant in a calendar year is limited to $25,000. The purchase price to employees is equal to 95% of the fair market value of shares at the end of each period. Participants may withdraw their contributions at any time before shares are purchased.

Approximately 110,000 shares were issued under the ESPP during the year ended December 31, 2011 at purchase prices ranging from $42.33 to $58.05. Approximately 117,000 shares were issued under the ESPP during the year ended December 31, 2010 at purchase prices ranging from $36.77 to $54.00.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

NOTES TO FINANCIAL STATEMENTS

Note 23. Derivative Financial Instruments

The Company, based on market conditions, enters into forward contracts to manage foreign exchange risk. The Company enters into forward contracts to hedge forecasted transactions based in certain foreign currencies, including the Euro, Canadian Dollar and Yen. These forward contracts have been designated and qualify as cash flow hedges, and their change in fair value is recorded as a component of other comprehensive income and reclassified into earnings in the same period or periods in which the forecasted transaction occurs. To qualify as a hedge, the Company needs to formally document, designate and assess the effectiveness of the transactions that receive hedge accounting. The notional dollar amount of the outstanding Euro forward contracts at December 31, 2011 are $34 million, with average exchange rates of 1.4, with terms of primarily less than one year. The Yen forward contracts expired during 2011. The Company reviews the effectiveness of its hedging instruments on a quarterly basis and records any ineffectiveness into earnings. The Company discontinues hedge accounting for any hedge that is no longer evaluated to be highly effective. From time to time, the Company may choose to de-designate portions of hedges when changes in estimates of forecasted transactions occur. Each of these hedges was highly effective in offsetting fluctuations in foreign currencies.

The Company also enters into forward contracts to manage foreign exchange risk on intercompany loans that are not deemed permanently invested. These forward contracts are not designated as hedges, and their change in fair value is recorded in the Company’s consolidated statements of income during each reporting period.

The Company enters into interest rate swap agreements to manage interest expense. The Company’s objective is to manage the impact of interest rates on the results of operations, cash flows and the market value of the Company’s debt. At December 31, 2011, the Company had six interest rate swap agreements with an aggregate notional amount of $400 million under which the Company pays floating rates and receives fixed rates of interest (“Fair Value Swaps”). The Fair Value Swaps hedge the change in fair value of certain fixed rate debt related to fluctuations in interest rates and mature in 2013 and 2014. The Fair Value Swaps modify the Company’s interest rate exposure by effectively converting debt with a fixed rate to a floating rate. These interest rate swaps have been designated and qualify as fair value hedges. During the fourth quarter of 2011, the Company terminated its 2012 interest rate swap agreements, resulting in a gain of approximately $2 million, through interest expense.

The counterparties to the Company’s derivative financial instruments are major financial institutions. The Company evaluates the bond ratings of the financial institutions and believes that credit risk is at an acceptable level.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

NOTES TO FINANCIAL STATEMENTS

The following tables summarize the fair value of the Company’s derivative instruments, the effect of derivative instruments on its Consolidated Statements of Comprehensive Income, the amounts reclassified from “Other comprehensive income” and the effect on the Consolidated Statements of Income during the year.

Fair Value of Derivative Instruments

(in millions)

	December 31, 2011		December 31, 2010
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated as hedging instruments
Asset Derivatives
Forward contracts	Prepaid and other current assets	$3	Prepaid and other current assets	$—
Interest rate swaps	Other assets	12	Other assets	16

Total assets		$15		$16

	December 31, 2011		December 31, 2010
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives not designated as hedging instruments
Asset Derivatives
Forward contracts	Prepaid and other current assets	$—	Prepaid and other current assets	$—

Total assets		$—		$—

Liability Derivatives
Forward contracts	Accrued expenses	$—	Accrued expenses	$9

Total liabilities		$—		$9

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

NOTES TO FINANCIAL STATEMENTS

Consolidated Statements of Income and Comprehensive Income

For the Years Ended December 31, 2011 and 2010

(in millions)

Balance at December 31, 2009	$—
Mark-to-market loss (gain) on forward exchange contracts	1
Reclassification of gain (loss) from OCI to management fees, franchise fees, and other income	(1)

Balance at December 31, 2010	$—

Balance at December 31, 2010	$—
Mark-to-market loss (gain) on forward exchange contracts	(1)
Reclassification of gain (loss) from OCI to management fees, franchise fees, and other income	(2)

Balance at December 31, 2011	$(3)

Derivatives Not Designated as Hedging Instruments	Location of Gain or (Loss) Recognized in Income on Derivative	Amount of Gain or (Loss) Recognized in Income on Derivative
		Year Ended December 31,
		2011	2010	2009
Foreign forward exchange contracts	Interest expense, net	$5	$(45)	$(15)

Total (loss) gain included in income		$5	$(45)	$(15)

Note 24. Fair Value of Financial Instruments

The following table presents the carrying amounts and estimated fair values of the Company’s financial instruments (in millions):

	December 31, 2011		December 31, 2010
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets:
Restricted cash	$2	$2	$10	$10
VOI notes receivable	93	109	132	153
Securitized vacation ownership notes receivable	446	551	408	492
Other notes receivable	26	26	19	19

Total financial assets	$567	$688	$569	$674

Liabilities:
Long-term debt	$2,194	$2,442	$2,848	$3,120
Long-term securitized debt	402	412	367	373

Total financial liabilities	$2,596	$2,854	$3,215	$3,493

Off-Balance sheet:
Letters of credit	$—	$171	$—	$159
Surety bonds	—	21	—	23

Total Off-Balance sheet	$—	$192	$—	$182

The Company believes the carrying values of its financial instruments related to current assets and liabilities approximate fair value. The Company records its derivative assets and liabilities at fair value. See Note 11 for recorded amounts and the method and assumption used to estimate fair value.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

NOTES TO FINANCIAL STATEMENTS

The carrying value of the Company’s restricted cash approximates its fair value. The Company estimates the fair value of its VOI notes receivable and securitized VOI notes receivable using assumptions related to current securitization market transactions. The amount is then compared to a discounted expected future cash flow model using a discount rate commensurate with the risk of the underlying notes, primarily determined by the credit worthiness of the borrowers based on their FICO scores. The results of these two methods are then evaluated to conclude on the estimated fair value. The fair value of other notes receivable is estimated based on terms of the instrument and current market conditions. These financial instrument assets are recorded in the other assets line item in the Company’s consolidated balance sheet.

The Company estimates the fair value of its publicly traded debt based on the bid prices in the public debt markets. The carrying amount of its floating rate debt is a reasonable basis of fair value due to the variable nature of the interest rates. The Company’s non-public, securitized debt, and fixed rate debt fair value is determined based upon discounted cash flows for the debt rates deemed reasonable for the type of debt, prevailing market conditions and the length to maturity for the debt. Other long-term liabilities represent a financial guarantee that the Company expects to fund. The carrying value of this liability approximates its fair value based on expected funding amount under the guarantee.

The fair values of the Company’s letters of credit and surety bonds are estimated to be the same as the contract values based on the nature of the fee arrangements with the issuing financial institutions.

Note 25. Commitments and Contingencies

The Company had the following contractual obligations outstanding as of December 31, 2011 (in millions):

	Total	Due in Less Than 1 Year	Due in 1-3 Years	Due in 3-5 Years	Due After 5 Years
Unconditional purchase obligations (a)	$174	$66	$93	$15	$—
Other long-term obligations	1	1	—	—	—

Total contractual obligations	$175	$67	$93	$15	$—

(a)	Included in these balances are commitments that may be reimbursed or satisfied by the Company’s managed and franchised properties.

The Company had the following commercial commitments outstanding as of December 31, 2011 (in millions):

		Amount of Commitment Expiration Per Period
	Total	Less Than 1 Year	1-3 Years	3-5 Years	After 5 Years
Standby letters of credit	$171	$168	$—	$—	$3

Variable Interest Entities. The Company has evaluated hotels in which it has a variable interest, which is generally in the form of investments, loans, guarantees, or equity. The Company determines if it is the primary beneficiary of the hotel by primarily considering the qualitative factors. Qualitative factors include evaluating if the Company has the power to control the VIE and has the obligation to absorb the losses and rights to receive the benefits of the VIE, that could potentially be significant to the VIE. The Company has determined it is not the primary beneficiary of these VIEs and therefore these entities are not consolidated in the Company’s financial statements. See Note 9 for the VIEs in which the Company is deemed the primary beneficiary and has consolidated the entities.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

NOTES TO FINANCIAL STATEMENTS

The 18 VIEs associated with the Company’s variable interests represents entities that own hotels for which the Company has entered into management or franchise agreements with the hotel owners. The Company is paid a fee primarily based on financial metrics of the hotel. The hotels are financed by the owners, generally in the form of working capital, equity, and debt.

At December 31, 2011, the Company has approximately $83 million of investments and a loan balance of $9 million associated with 16 VIEs. As the Company is not obligated to fund future cash contributions under these agreements, the maximum loss equals the carrying value. In addition, the Company has not contributed amounts to the VIEs in excess of their contractual obligations.

Additionally, the Company has approximately $5 million of investments and certain performance guarantees associated with two VIEs. During the year ended December 31, 2011 and 2010, respectively, the Company recorded a $1 million and $3 million charge to selling, general and administrative expenses, relating to one of these VIEs, for a performance guarantee relating to a hotel managed by the Company. The maximum remaining funding exposure of this guarantee is $1 million. The Company’s remaining performance guarantees have possible cash outlays of up to $63 million, $62 million of which, if required, would be funded over several years and would be largely offset by management fees received under these contracts.

Guaranteed Loans and Commitments. In limited cases, the Company has made loans to owners of or partners in hotel or resort ventures for which the Company has a management or franchise agreement. Loans outstanding under this program totaled $13 million at December 31, 2011. The Company evaluates these loans for impairment, and at December 31, 2011, believes these loans are collectible. Unfunded loan commitments aggregating $19 million were outstanding at December 31, 2011, none of which is expected to be funded in the future. These loans typically are secured by pledges of project ownership interests and/or mortgages on the projects. The Company also has $94 million of equity and other potential contributions associated with managed or joint venture properties, $48 million of which is expected to be funded in 2012.

Surety bonds issued on behalf of the Company at December 31, 2011 totaled $21 million, the majority of which were required by state or local governments relating to the Company’s vacation ownership operations and by its insurers to secure large deductible insurance programs.

To secure management contracts, the Company may provide performance guarantees to third-party owners. Most of these performance guarantees allow the Company to terminate the contract rather than fund shortfalls if certain performance levels are not met. In limited cases, the Company is obligated to fund shortfalls in performance levels through the issuance of loans. Many of the performance tests are multi-year tests, are tied to the results of a competitive set of hotels, and have exclusions for force majeure and acts of war and terrorism. The Company does not anticipate any significant funding under performance guarantees or losing a significant number of management or franchise contracts in 2012.

In connection with the acquisition of the Le Méridien brand in November 2005, the Company assumed the obligation to guarantee certain performance levels at one Le Méridien managed hotel for the periods 2007 through 2014. During the year ended December 31, 2010, the Company reached an agreement with the owner of this property to fully release the Company of its performance guarantee obligation in return for a payment of approximately $1 million to the owner. Additionally, in connection with this settlement, the term of the management contract was extended by five years. As a result of this settlement, the Company recorded a credit to selling, general, administrative and other expenses of approximately $8 million for the difference between the carrying amount of the guarantee liability and the cash payment of $1 million.

In connection with the purchase of the Le Méridien brand in November 2005, the Company was indemnified for certain of Le Méridien’s historical liabilities by the entity that bought Le Méridien’s owned and leased hotel portfolio. The indemnity is limited to the financial resources of that entity. However, at this time, the Company believes that it is unlikely that it will have to fund any of these liabilities.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

NOTES TO FINANCIAL STATEMENTS

In connection with the sale of 33 hotels in 2006, the Company agreed to indemnify the buyer for certain liabilities, including operations and tax liabilities. At this time, the Company believes that it will not have to make any material payments under such indemnities.

Litigation. The Company is involved in various legal matters that have arisen in the normal course of business, some of which include claims for substantial sums. Accruals have been recorded when the outcome is probable and can be reasonably estimated. While the ultimate results of claims and litigation cannot be determined, the Company does not expect that the resolution of all legal matters will have a material adverse effect on its consolidated results of operations, financial position or cash flow. However, depending on the amount and the timing, an unfavorable resolution of some or all of these matters could materially affect the Company’s future results of operations or cash flows in a particular period.

In August 2009, Sheraton Operating Corporation (“Sheraton”) filed a lawsuit as plaintiff in the Supreme Court of the State of New York (the “Court”) against Castillo Grand LLC (“Castillo”) asserting claims arising out of a dispute over a hotel development contract. Two earlier lawsuits arising out of the same hotel development contract filed by Castillo against Sheraton in federal court had been dismissed for lack of subject matter jurisdiction. Castillo filed counterclaims in the state court action alleging, among other things, that Sheraton’s breach of contract resulted in design changes and construction delays. The matter was tried to the Court and, on November 18, 2011, the Court issued its Post Trial Decision ruling in favor of Castillo on some claims and counterclaims and in favor of Sheraton on others. Overall, the decision is unfavorable to Sheraton. Judgment has not as yet been entered, pending the Court’s consideration of post-trial applications for the award of attorney’s fees and expenses. As a result of this decision, the Company recorded a reserve for this matter resulting in a pretax charge of $70 million. The legal decision is not final and Starwood intends to appeal.

Collective Bargaining Agreements. At December 31, 2011, approximately 25% of the Company’s U.S.-based employees were covered by various collective bargaining agreements, providing, generally, for basic pay rates, working hours, other conditions of employment and orderly settlement of labor disputes. Generally, labor relations have been maintained in a normal and satisfactory manner, and management believes that the Company’s employee relations are satisfactory.

Environmental Matters. The Company is subject to certain requirements and potential liabilities under various federal, state and local environmental laws, ordinances and regulations. Such laws often impose liability without regard to whether the current or previous owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Although the Company has incurred and expects to incur remediation and other environmental costs during the ordinary course of operations, management anticipates that such costs will not have a material adverse effect on the operations or financial condition of the Company.

Captive Insurance Company. Estimated insurance claims payable at December 31, 2011 and 2010 were $70 million and $72 million, respectively. At December 31, 2011 and 2010, standby letters of credit amounting to $60 million and $64 million, respectively, had been issued to provide collateral for the estimated claims. The letters of credit are guaranteed by the Company.

ITT Industries. In 1995, the former ITT Corporation, renamed ITT Industries, Inc. (“ITT Industries”), distributed to its stockholders all of the outstanding shares of common stock of ITT Corporation, then a wholly owned subsidiary of ITT Industries (the “Distribution”). In connection with this Distribution, ITT Corporation, which was then named ITT Destinations, Inc., changed its name to ITT Corporation. Subsequent to the acquisition of ITT Corporation in 1998, the Company changed the name of ITT Corporation to Sheraton Holding Corporation.

For purposes of governing certain of the ongoing relationships between the Company and ITT Industries after the Distribution and spin-off of ITT Corporation and to provide for an orderly transition, the Company and ITT Industries have entered into various agreements including a spin-off agreement, Employee Benefits Services and Liability Agreement, Tax Allocation Agreement and Intellectual Property Transfer and License Agreements. The Company may be liable to or due reimbursement from ITT Industries relating to the resolution of certain pre-spin-off matters under these agreements. Based on available information, management does not believe that these

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

NOTES TO FINANCIAL STATEMENTS

matters would have a material impact on the Company’s consolidated results of operations, financial position or cash flows. During the year ended December 31, 2010, the Company reversed a liability related to the 1998 acquisition (see Note 13).

Note 26. Business Segment Information

On July 1, 2012, the Company completed an internal management reorganization related to its former hotel segment. Whereas its hotel business had previously been included in a single reportable segment, as a result of this reorganization, these results are now segregated into three separate hotel segments: (i) the Americas, (ii) Europe, Africa and the Middle East, and (iii) Asia Pacific. The vacation ownership and residential business remains a separate segment. The segment information included in these financial statements has been retrospectively adjusted to reflect these changes for all periods presented.

The Company’s reportable segments each have a division president who is responsible for the management of the division. Each division president reports directly to the Company’s Chief Executive Officer who is also the Chief Operating Decision Maker (“CODM”). Financial information for each reportable segment is reviewed by the CODM to assess performance and make decisions regarding the allocation of resources.

Each hotel segment generates its earnings through a network of owned, leased, consolidated and unconsolidated joint venture hotels and resorts operated primarily under the Company’s proprietary brand names including St. Regis®, The Luxury Collection®, Sheraton®, Westin®, W®, Le Méridien®, Aloft®, Element®, and Four Points® by Sheraton, as well as hotels and resorts which are managed or franchised under these brand names in exchange for fees.

The management of the Company’s vacation ownership and residential sales business is conducted by the vacation ownership and residential segment. The vacation ownership and residential segment generates its earnings through the acquisition, development and operation of vacation ownership resorts, marketing and selling of VOIs, and providing financing to customers who purchase such interests.

The CODM primarily evaluates the operating performance of a segment based on segment earnings. The Company defines segment earnings as net income attributable to its common stockholders before interest expense, taxes, depreciation and amortization, as well as the Company’s share of interest, depreciation and amortization associated with its unconsolidated joint ventures. Segment earnings also excludes certain recurring and nonrecurring items, such as restructuring costs, goodwill impairment and other special charges and gains (losses) on asset dispositions and impairments. General, administrative and other expenses directly related to the segments are included in the calculation of segment earnings, whereas corporate general, administrative, and other expenses are not included in the segment earnings calculation. In addition to revenues recorded within its four segments, the Company also has other revenues from managed and franchised properties, which represent the reimbursement of costs incurred on behalf of managed property owners. These revenues, together with the corresponding expenses, are not recorded within the segments. Other corporate unallocated revenues and earnings primarily relate to other license fee income and are also reported outside of segment revenues.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

NOTES TO FINANCIAL STATEMENTS

The following tables present revenues, segment earnings, earnings from unconsolidated ventures, capital expenditures, total assets, and investments in unconsolidated ventures for the Company’s reportable segments. Prior periods have been restated to reflect the current period presentation (in millions):

	2011	2010	2009
Revenues:
Americas(a)	$1,630	$1,597	$1,498
EAME	592	529	486
Asia Pacific	303	235	204
Vacation ownership and residential	688	526	516

Total segment revenues	3,213	2,887	2,704
Other revenues from managed and franchised hotels	2,339	2,117	1,931
Other corporate revenues - unallocated	72	67	61

	$5,624	$5,071	$4,696

(a)	Includes revenues of $1.1 billion for the years ended 2011, 2010 and 2009, respectively, from hotels located in the United States of America. No other country contributed more than 10% of the Company’s total revenues.

	2011	2010	2009
Segment earnings:
Americas	$555	$484	$456
EAME	204	191	188
Asia Pacific	186	165	110
Vacation ownership and residential	170	123	97

Total segment earnings	1,115	963	851
Other corporate unallocated	74	67	64
Corporate selling, general, administrative and other—unallocated	(156)	(151)	(139)
Gain (loss) on asset dispositions and impairments, net	—	(39)	(91)
Restructuring, goodwill and other special charges (credits)	(68)	75	(379)
Adjustments to equity earnings(a)	(54)	(56)	(56)
Interest expense	(219)	(238)	(230)
Depreciation and amortization(b)	(265)	(285)	(309)
Discontinued operations	(13)	168	69
Income taxes	75	(27)	293

Net income attributable to Starwood	$489	$477	$73

(a)	Includes interest expense, depreciation, and amortization expense related to equity earnings not allocated to segment earnings.
(b)	In 2009, includes depreciation expense of $9 million recorded in discontinued operations.

	2011	2010	2009
Earnings from unconsolidated ventures included in segment earnings is as follows:
Americas	$29	$29	$23
EAME	1	2	—
Asia Pacific	32	33	27
Vacation ownership and residential	3	2	2

Total earnings from unconsolidated ventures	$65	$66	$52

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

NOTES TO FINANCIAL STATEMENTS

	2011	2010	2009
Capital expenditures:
Americas	$174	$155	$150
EAME	100	23	12
Asia Pacific	9	6	9
Vacation ownership and residential(a)	70	151	145

Total segment capital expenditures	353	335	316
Other corporate unallocated	124	42	27

	$477	$377	$343

(a)	Represents gross inventory capital expenditures less cost of sales of $14 million, $112 million and $108 million for the years ended 2011, 2010 and 2009, respectively. Additionally, includes development capital of $56 million, $39 million and $37 million for the years ended 2011, 2010 and 2009, respectively.

	December 2011	December 2010	December 2009
Assets:
Americas	$2,307	$2,543	$2,732
EAME	830	882	750
Asia Pacific	610	594	527
Vacation ownership and residential	2,056	1,989	1,488

Total segment assets(a)	5,803	6,008	5,497
Other corporate assets	3,757	3,768	3,264

	$9,560	$9,776	$8,761

(a)	Includes long-lived assets of $1.8 billion, $2.0 billion and $2.2 billion at December 31, 2011, 2010 and 2009, respectively, located in the United States of America. No other country contributed more than 10% of the Company’s total long-lived assets.

	December 2011	December 2010	December 2009
Investments in unconsolidated ventures:
Americas	$70	$77	$100
EAME	22	37	55
Asia Pacific	137	171	163
Vacation ownership and residential	30	27	50

Total investments in unconsolidated ventures	$259	$312	$368

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

NOTES TO FINANCIAL STATEMENTS

Note 27. Quarterly Results (Unaudited)

	Three Months Ended
	March 31	June 30	September 30	December 31	Year
	(In millions, except per share data)
2011
Revenues	$1,295	$1,426	$1,372	$1,531	$5,624
Costs and expenses	$1,175	$1,249	$1,210	$1,360	$4,994
Income from continuing operations	$27	$150	$165	$158	$500
Net (income) loss from continuing operations attributable to noncontrolling interests	$2	$—	$—	$—	$2
Income (loss) from continuing operations attributable to Starwood’s common shareholders	$29	$150	$165	$158	$502
Discontinued operations	$(1)	$(19)	$(2)	$9	$(13)
Net income attributable to Starwood	$28	$131	$163	$167	$489
Earnings per share: (a)
Basic —
Income (loss) from continuing operations	$0.16	$0.79	$0.88	$0.82	$2.65
Discontinued operations	$(0.01)	$(0.10)	$(0.01)	$0.05	$(0.07)

Net income	$0.15	$0.69	$0.87	$0.87	$2.58
Diluted —
Income (loss) from continuing operations	$0.15	$0.77	$0.85	$0.80	$2.57
Discontinued operations	$(0.01)	$(0.09)	$(0.01)	$0.05	$(0.06)

Net income	$0.14	$0.68	$0.84	$0.85	$2.51
2010
Revenues	$1,187	$1,289	$1,255	$1,340	$5,071
Costs and expenses	$1,102	$1,152	$1,133	$1,084	$4,471
Income (loss) from continuing operations	$28	$79	$(5)	$206	$308
Net (income) loss from continuing operations attributable to noncontrolling interests	$2	$—	$—	$—	$2
Income (loss) from continuing operations attributable to Starwood’s common shareholders	$30	$79	$(5)	$206	$310
Discontinued operations	$—	$35	$(1)	$133	$167
Net income attributable to Starwood	$30	$114	$(6)	$339	$477
Earnings per share: (a)
Basic —
Income (loss) from continuing operations	$0.16	$0.44	$(0.03)	$1.13	$1.70
Discontinued operations	$—	$0.19	$0.00	$0.72	$0.91

Net income	$0.16	$0.63	$(0.03)	$1.85	$2.61
Diluted —
Income (loss) from continuing operations	$0.16	$0.42	$(0.03)	$1.08	$1.63
Discontinued operations	$—	$0.19	$0.00	$0.70	$0.88

Net income	$0.16	$0.61	$(0.03)	$1.78	$2.51

(a)	Amounts presented are attributable to Starwood’s common shareholders.

SCHEDULE II

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

VALUATION AND QUALIFYING ACCOUNTS

(In millions)

		Additions (Deductions)
	Balance January 1,	Charged to/reversed from Expenses	Charged to/from Other Accounts (a)	Payments/ Other	Balance December 31,
2011
Trade receivables – allowance for doubtful accounts	$32	$5	$(1)	$(7)	$29
Notes receivable – allowance for doubtful accounts	$202	$28	$—	$(55)	$175
Reserves included in accrued and other liabilities:
Restructuring and other special charges	$29	$68	$(7)	$(1)	$89
2010
Trade receivables – allowance for doubtful accounts	$33	$15	$(3)	$(13)	$32
Notes receivable – allowance for doubtful accounts	$139	$36	$78	$(51)	$202
Reserves included in accrued and other liabilities:
Restructuring and other special charges	$34	$(75)	$8	$62	$29
2009
Trade receivables – allowance for doubtful accounts	$31	$7	$5	$(10)	$33
Notes receivable – allowance for doubtful accounts	$135	$65	$(1)	$(60)	$139
Reserves included in accrued and other liabilities:
Restructuring and other special charges	$41	$379	$(332)	$(54)	$34

(a)	Charged to/from other accounts:

Description of Charged to/from Other Accounts
2011
Accrued expenses	$(1)
Other liabilities	(7)

Total charged to/from other accounts	$(8)

2010
Accrued expenses	$(3)
Accrued salaries, wages and benefits	8
Impact of ASU No. 2009-17 (see Note 2)	78

Total charged to/from other accounts	$83

2009
Plant, property and equipment	$(178)
Goodwill	(90)
Inventory	(61)
Investments	(5)
Accounts receivable	2
Accrued expenses	4

Total charged to/from other accounts	$(328)

S-1